UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MSC INDUSTRIAL DIRECT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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75 Maxess Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MSC Industrial Direct Co., Inc., a New York corporation, will be held on January 21, 2016 at 9:00 a.m., local time, at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, for the following purposes:

1.	to elect ten directors to serve for one-year terms;
2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016;
3.	to approve, on an advisory basis, the compensation of our named executive officers; and
4.	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 2, 2015 are entitled to vote at the annual meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, you are urged to vote on the Internet, by telephone or by completing, signing and dating the enclosed proxy card as promptly as possible, and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person even if he or she has already voted on the Internet, by telephone or by returning a proxy.

By Order of the Board of Directors,

Steve Armstrong
Senior Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 11, 2015

IMPORTANT:

The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON JANUARY 21, 2016.

Our Proxy Statement and Annual Report are available online at:
https://materials.proxyvote.com/553530

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75 Maxess Road
Melville, New York 11747

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Annual Meeting

Date and Time	9:00 a.m., January 21, 2016
Location	The Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747
Record Date	December 2, 2015
Voting	Record and beneficial shareholders as of the record date are entitled to vote. Holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

Meeting Agenda and Voting Matters

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of ten directors	FOR EACH NOMINEE	Page 5
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016	FOR	Page 20
Advisory vote to approve the compensation of our named executive officers	FOR	Page 59

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	CC	N&CG
Jonathan Byrnes	67	2010	Senior Lecturer at Massachusetts Institute of Technology	✓	✓		✓
Roger Fradin	62	1998	Vice Chairman of Honeywell International Inc.	✓		✓	✓
Erik Gershwind	44	2010	President and Chief Executive Officer of the company
Louise Goeser	62	2009	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	✓		✓	✓C
Mitchell Jacobson (Board Chair)	64	1995	Non-executive Chairman of the Board of Directors of the company
Michael Kaufmann	53	2015	Chief Financial Officer of Cardinal Health, Inc.	✓	✓	✓
Denis Kelly	66	1996	Managing Partner of Scura Paley LLC	✓	✓	✓C
Steven Paladino	58	2015	Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	✓	✓	✓
Philip Peller (Lead Director)	76	2000	Independent Director; Retired Partner of Arthur Andersen LLP	✓	✓C		✓
David Sandler	58	1999	Executive Vice Chairman of the Board of Directors of the company

AC	Audit Committee
CC	Compensation Committee
N&CG	Nominating and Corporate Governance Committee
C	Chairman

Corporate Governance Highlights

Independence	• 7 out of our 10 director nominees are independent.
• The independent directors meet regularly in private executive sessions without management.
• We have an independent Lead Director, who serves as the presiding director at the executive sessions of the independent directors.
• All committees of our Board of Directors (referred to in this proxy statement as the Board) are composed exclusively of independent directors.

Additions to our Board; Board Committee Composition

•

We elected two new independent directors, Messrs. Kaufmann and Paladino, on September 24, 2015, in order to insure that our Board continues to be comprised of board members with diverse and critical skills.

•

In addition, we reviewed and changed our Board Committee composition so that each of our independent directors is a member of no more than two of our Board Committees, thereby enhancing Committee member focus on Committee matters.

Board Oversight of Risk Management

•

The Board is responsible for the oversight of the company’s risk management and reviews our major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks.

• Each Board committee is responsible for oversight of risk management practices for categories of risks relevant to its functions.

Stock Ownership Requirements	• Our non-executive directors must own a minimum number of shares equal to five times his or her base annual retainer within five years of joining the Board.
• Our Executive Vice Chairman and Chief Executive Officer must own at least six times such individual’s annual salary in our common stock.

•

Within five years of attaining the position, each of our Executive Vice Presidents must own at least three times his or her annual base salary in our common stock, each of our Senior Vice Presidents must own at least two times his or her annual base salary in our common stock and each of our Vice Presidents must own at least one times his or her annual base salary in our common stock.

Board Practices and Accountability; Annual Evaluations	• We conduct annual evaluations of the composition and performance of our Board and each Board committee; we also evaluate the experience, qualifications, skills and attributes of each director.
• All directors stand for election annually.

Other Corporate Governance Practices	• In the event of a significant restatement of financial results, the Board may recoup cash incentive bonuses and equity awards granted to our executive officers.
• Company management has in the past engaged in a wide-ranging dialogue with our major institutional investors and is committed to continuing this dialogue in the future.

Fiscal Year 2015 Company Performance

In fiscal year 2015, we continued to execute on our strategic plan, investing in our business by increasing our sales force and our investments in custom supply chain and inventory management solutions such as vending solutions, Vendor Managed Inventory (VMI), Customer Managed Inventory (CMI), eCommerce and electronic procurement tools. Our fiscal 2015 results reflect strong execution in the face of a difficult and deteriorating macro-economic environment. We addressed the challenging environment by continuing to make solid market share gains, stabilizing our gross margin through effective purchasing and selling strategies, and implementing very strong expense controls. We also returned capital to our shareholders by paying a quarterly dividend that was 21% higher than the prior year, paying a special dividend of $185.4 million, and repurchasing $33.4 million of our shares.

Net sales increased 4.4% to $2.91 billion in fiscal 2015 from $2.79 billion in fiscal 2014. Even as we continued to invest in our future growth, operating expenses as a percentage of sales were slightly lower than the prior year. Operating income in fiscal 2015 was $379.5 million, representing a decrease of 1.0% from operating income of $383.2 million in fiscal 2014. For fiscal 2015, the company achieved diluted earnings per share of $3.74 versus $3.76 in fiscal 2014.

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Fiscal Year 2015 Compensation Decisions

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board took the following key actions with respect to the compensation of the named executive officers for fiscal 2015. Please see “Compensation Discussion and Analysis” on page 24 of this proxy statement:

•	Substantial Reduction in Annual Incentive Bonus Payouts. As we fell short of the threshold EPS level under our bonus plan, no portion of the 75% “at risk” EPS component of our bonus plan was paid. As we achieved an adjusted operating margin of 13.6% for the second half of our fiscal year, we paid a second half bonus equal to 25% of target annual bonus amounts under our second fiscal half bonus plan (which we adopted in April 2015 due to the deteriorating macro-economic conditions), and total annual bonus payouts were at 48% of the target payout levels. Bonus payouts for our NEOs were lower than in fiscal 2014 as follows: Mr. Gershwind — 35.2%; and Mr. Jones — 37.3%. Note that Messrs. Jilla, Kaczka and Cox did not participate in the fiscal 2015 annual bonus plan; and Ms. Heerdt and Mr. Jilla did not participate in the fiscal 2014 annual bonus plan.
•	Total Cash Compensation Below 25th Percentile. Total cash compensation declined from fiscal 2014 levels and was below the 25th percentile of the market data. Mr. Gershwind’s total cash compensation was 33.6% below the 25th percentile of the competitive market data; Mr. Jilla’s total cash compensation (calculated on a pro forma basis to assume a bonus of 48% of target and using his year-end base salary) was 9.3% below the 25th percentile; Mr. Jones’ total cash compensation was 8.2% below the 25th percentile; and Ms. Heerdt’s total cash compensation was 18.9% below the 25th percentile of the competitive market data.
•	CEO Total Direct Compensation Below 25th Percentile; Other NEOs Below Median. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year (and in the case of Ms. Heerdt’s special new hire grant of restricted shares, we annualize the award over its five-year vesting period, which is consistent with the market data methodology). For fiscal 2015, Mr. Gershwind’s total direct compensation was 27.2% below the 25th percentile of the competitive market data; Mr. Jilla’s total direct compensation (calculated on a pro forma basis to assume a bonus of 48% of target and using his year-end base salary) was 16.3% below the median; Mr. Jones’ total direct compensation was 3.1% below the median; and Ms. Heerdt’s total direct compensation was 15.6% below the median of the competitive market data.

Compensation Summary

The following table shows the compensation for the following individuals for the fiscal years ended August 29, 2015 and August 30, 2014. For an explanation of the amounts in the table below, please see “Summary Compensation Table” on page 46 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Erik Gershwind	2015	685,869	—	474,932	645,987	432,000	19,963	2,258,751
President and Chief Executive Officer	2014	648,491	—	499,962	679,987	666,400	19,758	2,514,598
David Sandler	2015	775,030	—	—	—	—	765,081	1,540,111
Executive Vice Chairman	2014	775,030	—	—	—	—	270,046	1,045,076
Rustom Jilla(1)	2015	45,673	—	499,981	—	—	3,825	549,479
Executive Vice President and Chief Financial Officer
Douglas Jones	2015	376,034	—	179,926	314,986	99,239	17,896	988,081
Executive Vice President, Chief Supply Chain Officer	2014	368,670	—	199,985	349,993	158,303	18,230	1,095,181
Kari Heerdt(2)	2015	325,050	100,000	249,904	199,989	72,367	18,523	965,833
Senior Vice President and Chief People Officer
Jeffrey Kaczka(3)	2015	384,182	—	231,239	323,746	—	441,474	1,380,641
Former Executive Vice President and Chief Financial Officer	2014	423,664	—	249,940	349,993	196,000	21,152	1,240,749
Thomas Cox(4)	2015	126,410	—	747,986	255,565	—	507,476	1,637,437
Former Executive Vice President, Sales	2014	355,159	—	199,985	299,989	167,927	11,796	1,034,856

(1)	Mr. Jilla was appointed our Executive Vice President and Chief Financial Officer effective July 20, 2015.
(2)	Ms. Heerdt was appointed our Senior Vice President and Chief People Officer effective August 11, 2014.
(3)	Mr. Kaczka retired effective July 20, 2015.
(4)	Mr. Cox resigned effective November 14, 2014.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2016. Our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. Our Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016. Please see “Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)” on page 20 of this proxy statement.

Advisory Vote on Executive Compensation (Proposal No. 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee. Based on company and individual performance, our Compensation Committee believes that compensation levels for fiscal year 2015 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs. Our Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Please see “Advisory Vote on Executive Compensation (Proposal No. 3)” on page 59 of this proxy statement.

75 Maxess Road
Melville, New York 11747

PROXY STATEMENT

FOR

Annual Meeting of Shareholders
to be held on January 21, 2016

INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors, which we refer to as the Board, to be used at our 2016 annual meeting of shareholders, or at any adjournments or postponements thereof. This proxy statement describes the matters to be presented at the meeting and related information that will help you vote at the meeting. References in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the “notice and access” rule of the Securities and Exchange Commission (which we refer to as the SEC) that allows us to furnish proxy materials to shareholders online. We believe that electronic delivery expedites the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about December 11, 2015, we mailed to our shareholders of record as of the close of business on December 2, 2015, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials, which includes the notice of annual meeting, this proxy statement, our 2015 annual report to shareholders and a proxy card. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials unless you specifically request one. If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, you will receive a printed set of proxy materials and the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically.

When and where is the annual meeting?

Our 2016 annual meeting of shareholders will be held at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, on January 21, 2016 at 9:00 a.m., local time.

What am I voting on?

You are voting on the following proposals:

•	to elect ten directors to serve for one-year terms;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016;
•	to approve, on an advisory basis, the compensation of our named executive officers; and
•	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

What are the voting recommendations of the Board of Directors?

Our Board recommends that you vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

Who is entitled to vote?

Only shareholders of record of our Class A common stock and our Class B common stock at the close of business on December 2, 2015, the record date, are eligible to vote at the annual meeting. On that date, we had outstanding 48,283,132 shares of our Class A common stock and 13,295,747 shares of our Class B common stock.

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Trust Company, N.A.

What is a beneficial shareholder?

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent holds your shares in their name for your benefit. This form of ownership is often called ownership in “street name,” since your name does not appear in our records. If you are a beneficial shareholder, you may vote by following the voting instructions provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares could constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016 is the only routine matter being considered at the 2016 annual meeting.

We encourage you to provide instructions to your broker or other nominee so that your shares may be voted. If you do not provide instructions to your broker or other nominee, your shares will not be voted in the director elections or on the advisory vote on executive compensation.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting. Under New York law and our By-Laws, the presence in person or by proxy of the holders of a majority of the total shares of our Class A common stock and our Class B common stock that are entitled to vote is necessary to constitute a quorum at the annual meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting. The approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016, and the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement each requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum.

On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the record holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

How do I vote?

If you are a shareholder of record, you may vote in person at the 2016 annual meeting, on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet voting are provided in the Notice of Internet Availability and instructions for Internet voting and telephone voting are provided in the printed proxy card. If you are a beneficial shareholder, you must follow the voting procedures provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all ten of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement).

If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If the voting instruction card is returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction card will not be voted.

What will happen if another matter properly comes before the annual meeting?

Our Board does not intend to bring any matter before the annual meeting except as specifically indicated in the accompanying notice and these proxy materials, nor does our Board know of any matters that anyone else proposes to present for action at the annual meeting. However, if any other matters are properly presented at the meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy as to those matters.

If I plan to attend the annual meeting, should I still vote by proxy?

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, we urge you to vote your shares as promptly as possible either by Internet, by telephone or by completing, signing and dating a printed proxy card and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person, even if he or she has already voted or returned a proxy card.

If you vote by Internet, telephone or proxy and also attend the meeting, you do not need to vote again at the meeting, unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial shareholders who wish to vote in person at the meeting must request a proxy from their broker or other nominee and bring that proxy to the annual meeting.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the annual meeting. Such solicitation may be made in person or by telephone by officers and associates of the company. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses that they incur in forwarding material to the beneficial owners of shares of our Class A common stock.

How do I change my vote?

Shareholders of record may revoke their proxies and change their vote by giving written notice of revocation to our Corporate Secretary before the annual meeting, by delivering later-dated proxies (either in writing, by telephone or over the Internet), or by voting in person at the meeting. Beneficial shareholders may change their vote by following the instructions of their broker, bank, trustee or other nominee.

How may I obtain a separate set of proxy materials or request a single set for my household?

For registered shareholders who receive paper copies of this proxy statement, copies of our 2015 annual report to shareholders are being mailed simultaneously with this proxy statement. All other registered shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report. If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Corporate Secretary of the company, mailing the duplicate copy to the account or accounts you select. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or Notice of Internet Availability of Proxy Materials, as applicable, and who wish to receive a single copy of such materials in the future, will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A common stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2015 annual report or instructions on how to access the proxy materials electronically, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. If you are a beneficial holder and wish to receive multiple copies of such materials in the future, you will need to contact your broker, bank or other nominee to request multiple copies.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2015 annual report or Notice of Internet Availability of Proxy Materials, as applicable, to any registered shareholder at a shared address to which a single copy of the document or documents was delivered. A registered shareholder who wishes to receive a separate copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, now or in the future, should submit this request by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, or calling (516) 812-2000.

What is the address of your principal executive office?

The mailing address of our principal executive office is 75 Maxess Road, Melville, New York 11747. We also maintain a co-located headquarters at 525 Harbour Place Drive, Davidson, North Carolina 28036.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Ten directors will be elected at our 2016 annual meeting of shareholders for a term of one year expiring at the 2017 annual meeting, and will serve until their respective successors have been elected, or until their earlier resignation or removal. Each of the nominees for director was previously elected a director of the company by our shareholders, other than Messrs. Kaufmann and Paladino who were elected to the Board on September 24, 2015.

Each nominee has indicated that he or she is willing to serve as a member of our Board, if elected, and our Board has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the company.

Our Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself or herself, has recommended each of the other nominees for election to our Board.

Board and Committee Evaluations; Qualifications of Nominees

We are a leading North American distributor of metalworking and maintenance, repair and operations (MRO) products and services. We operate primarily in the United States, with customers in all 50 states, through a network of twelve customer fulfillment centers and 98 branch offices. Our business strategy is to provide an integrated, lower cost solution to the purchasing, management and administration of our customers’ day-to-day MRO needs. We believe that we add value to our customers’ purchasing process by reducing their total costs for MRO supplies, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies.

Our Nominating and Corporate Governance Committee annually reviews the composition and performance of the Board of Directors and Committees of the Board and is responsible for recruiting, evaluating and recommending candidates to be presented for appointment, election or reelection to serve as members of the Board. In evaluating our Board, our Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior executives of large publicly traded companies, and in the areas of investment banking, accounting, business education and business management consulting. In these positions, they have also gained experience and knowledge in core management skills that are important to their service on our Board, such as business-to-business distribution, supply chain management, mergers and acquisitions, strategic and financial planning, financial reporting, compliance, risk management, intellectual property matters and leadership development. Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen and the ability to think strategically.

In furtherance of our ongoing Board and Committee self-evaluation and in order to insure that our Board continues to be comprised of board members with diverse and critical skills, we elected two new independent directors, Messrs. Kaufmann and Paladino, on September 24, 2015. In addition, with the election of Messrs. Kaufmann and Paladino, we reviewed and changed our Board Committee composition so that each of our independent directors is a member of no more than two of our Board Committees, thereby enhancing Committee member focus on Committee matters.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific skills and attributes described in the biographical details that follow in determining whether each individual nominee should serve on our Board.

2016 Nominees for Director

Name of Nominee	Principal Occupation	Age	Director Since
Jonathan Byrnes	Senior Lecturer at Massachusetts Institute of Technology	67	March 2010
Roger Fradin	Vice Chairman of Honeywell International Inc.	62	July 1998
Erik Gershwind	President and Chief Executive Officer of the company	44	October 2010
Louise Goeser	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	62	January 2009
Mitchell Jacobson (Board Chair)	Non-executive Chairman of the Board of the company	64	October 1995
Michael Kaufmann	Chief Financial Officer of Cardinal Health, Inc.	53	September 2015
Denis Kelly	Managing Partner of Scura Paley LLC	66	April 1996
Steven Paladino	Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	58	September 2015
Philip Peller (Lead Director)	Independent Director; Retired Partner of Arthur Andersen LLP	76	April 2000
David Sandler	Executive Vice Chairman of the Board of the company	58	June 1999

Jonathan Byrnes

Business Experience:  Dr. Byrnes has been a Senior Lecturer at MIT since 1992. In this capacity, he has taught graduate courses in Supply Chain Management and Integrated Account Management and programs for business executives, and he has supervised thesis research. He has been president of Jonathan Byrnes & Co., a consulting company, since 1976, and Founding Chairman of Profit Isle, Inc., a software company, since 2009. Dr. Byrnes earned a doctorate at Harvard University, and is a former President of the Harvard Alumni Association. He also served a two-year term on Harvard University’s Advisory Committee on Shareholder Responsibility, and he is currently serving a three-year term on the Board of Directors of Harvard Magazine.

Specific Experience:  Dr. Byrnes is a recognized expert in the areas of supply chain and integrated account management, areas which are critical to industrial distribution. Dr. Byrnes provides our Board with key perspectives relating to our operations and business strategy.

Roger Fradin

Business Experience:  Mr. Fradin became Vice Chairman of Honeywell International Inc. in April 2014. He previously served as the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc. from January 2004 until April 2014. Previously, he was President and CEO of the Security and Fire Solutions Division of Honeywell International Inc. From 1987 until 2000, Mr. Fradin served as the President of the ADEMCO Group.

Specific Skills and Attributes:  Mr. Fradin’s operational expertise and broad experience as a senior executive of a major diversified technology and manufacturing company makes him a valued asset to the Board. In addition, he provides critical insight and perspective relating to our customer base.

Other Directorships:  Mr. Fradin is also a director and member of the Audit Committee and Finance Committee of Pitney Bowes Inc.

Erik Gershwind

Business Experience:  Mr. Gershwind was appointed our President and Chief Executive Officer effective January 1, 2013. From October 2009 to October 2011, Mr. Gershwind served as our Executive Vice President and Chief Operating Officer and from October 2011 to January 2013, he served as our President and Chief Operating Officer. Mr. Gershwind was elected by the Board to serve as a director in October 2010. Previously, Mr. Gershwind served as our Senior Vice President, Product Management and Marketing from December 2005 and our Vice President of Product Management from April 2005. From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management. Mr. Gershwind has held various positions of increasing responsibility in Product, e-Commerce and Marketing. Mr. Gershwind joined the company in 1996 as manager of our acquisition integration initiative.

Specific Skills and Attributes:  Mr. Gershwind has held senior management positions responsible for key business functions of the company and is a key contributor to our current strategy and success. In addition, as our Chief Executive Officer, he brings critical perspectives to our Board on our strategic direction and growth strategy.

Mr. Gershwind is the nephew of Mitchell Jacobson, our Non-executive Chairman of the Board, and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister. Mr. Jacobson and Ms. Gershwind Fiverson are also our principal shareholders. There are no other family relationships among any of our directors or executive officers.

Louise Goeser

Business Experience:  Ms. Goeser is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to that, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation.

Specific Skills and Attributes:  Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Other Directorships:  Ms. Goeser is also a director and a member of the Audit Committee and the Compensation, Governance and Nominating Committee of Talen Energy Corporation and previously was a director and member of the Compensation, Governance and Nominating Committee of PPL Corporation. Ms. Goeser is also a member of the Board of Directors of HSBC Corporation.

Mitchell Jacobson

Business Experience:  Mr. Jacobson was appointed our President and Chief Executive Officer in October 1995 and held both positions until November 2003. He continued as our Chief Executive Officer until November 2005. Mr. Jacobson was appointed our Chairman of the Board in January 1998 and became Non-executive Chairman of the Board effective January 1, 2013. Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly-owned and principal operating subsidiary, which we refer to as Sid Tool, from June 1982 to November 2005.

Specific Skills and Attributes:  Mr. Jacobson has been instrumental to our past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes. His leadership as Chairman, experience in industrial distribution and strategic input are critically important to our Board. In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the company’s shareholders.

Other Directorships:  Mr. Jacobson previously served as a director of HD Supply Holdings, Inc. from October 2007 to December 2013.

Michael Kaufmann

Business Experience:  Mr. Kaufmann has served as Chief Financial Officer of Cardinal Health, Inc. since November 2014. He previously served as Chief Executive Officer of the Pharmaceutical Segment of Cardinal Health, Inc. from August 2009 until November 2014. Previously, he was Group President for the Medical distribution businesses of Cardinal Health, Inc. from April 2008 until August 2009. Mr. Kaufmann served in other executive positions with Cardinal Health from 1990 through 2008, and prior to that he worked for almost six years in public accounting with Arthur Andersen.

Specific Skills and Attributes:  Mr. Kaufmann’s operational expertise and broad experience as a senior executive of a major healthcare services and products company makes him a valued asset to the Board. His knowledge of the distribution business and supply chain management expertise provide the Board with critical insights. In addition, as a chief financial officer of a large public company, Mr. Kaufmann brings additional finance and accounting expertise to our Board.

Denis Kelly

Business Experience:  Mr. Kelly has served as a Managing Partner of Scura Paley LLC, a private investment banking firm, since 2001. From 1993 to 2000, he was a Managing Director of Prudential Securities Inc. Previously, he served as the President of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974.

Specific Skills and Attributes:  Mr. Kelly’s varied investment banking career, including extensive mergers and acquisitions experience, along with his service on other public and private boards of directors provide the Board with expertise in finance, business development and corporate governance.

Other Directorships:  Mr. Kelly is also a director of Weight Watchers International, Inc. and Chairman of its Audit Committee and is a director of Plymouth Financial Company, Inc. During the last five years, Mr. Kelly previously served as a director and member of the Audit Committee of Kenneth Cole Productions, Inc., which is no longer a public company.

Steven Paladino

Business Experience:  Mr. Paladino has served as Executive Vice President and Chief Financial Officer of Henry Schein, Inc. since 2000. Prior to his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller of Henry Schein, Inc. Before joining Henry Schein, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP).

Specific Skills and Attributes:  Mr. Paladino brings to the Board extensive financial, accounting and distribution industry expertise. Mr. Paladino’s skills in corporate finance and accounting provide the Board with expertise and depth in public company accounting issues, and his distribution-related experience provide the Board with critical knowledge and perspectives. Further, his experience as a public company director provides the Board with additional knowledge and perspectives on corporate governance matters.

Other Directorships:  Mr. Paladino is also a director of Henry Schein, Inc.

Philip Peller

Business Experience:  Mr. Peller, who has served as our Lead Director since December 2007, was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999. He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998. He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice.

Specific Skills and Attributes:  Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to our Board. In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him to serve as an Audit Committee financial expert, as defined in applicable SEC rules.

Other Directorships:  During the last five years, Mr. Peller previously served as a director and Chairman of the Audit Committee of Kenneth Cole Productions, Inc., which is no longer a public company.

David Sandler

Business Experience:  Mr. Sandler was appointed our Executive Vice Chairman of the Board effective January 1, 2013, when he transitioned from his role of Chief Executive Officer in furtherance of the Company’s previously disclosed management succession plan. Mr. Sandler served as our President and Chief Executive Officer from November 2005 until October 2011, when he relinquished his role as President, as our President and Chief Operating Officer from November 2003 to November 2005, and as our Executive Vice President and Chief Operating Officer from November 2000 to November 2003. In June 1999, he was also appointed as a member of our Board. From May 1999 to November 2000, he was Executive Vice President of the company. From 1998 to 1999, Mr. Sandler served as our Senior Vice President, Administration. From 1989 to 1998, he held various positions of increasing responsibility for several departments throughout the company, including Information Systems, Product Management, Purchasing, Corporate Development, Human Resources and Finance. In 1989, Mr. Sandler joined the company as a result of our acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he was a founder and served as President and Chief Executive Officer.

Specific Skills and Attributes:  Mr. Sandler’s long service with our company and extensive leadership and management experience in our operations provide invaluable perspective to our Board. In addition, as our Executive Vice Chairman of the Board, Mr. Sandler provides an important perspective in Board discussions about our business and strategic direction.

Director Qualifications

The chart below demonstrates how the Board’s nominees for election at our 2016 annual meeting of shareholders provide the skills, experiences and perspectives that the Nominating and Corporate Governance Committee and the Board consider important for an effective board of directors.

	Industry Knowledge		Business Management Experience			Financial/Accounting Experience
Name	Business to Business Distribution	Supply Chain Management	Senior Executive Management	Public Company Corporate Governance and Compensation	Mergers and Acquisitions	Financial Literacy	Financial Reporting
Jonathan Byrnes	X	X			X	X
Roger Fradin	X	X	X	X	X	X	X
Erik Gershwind	X	X	X	X	X	X
Louise Goeser		X	X	X	X	X
Mitchell Jacobson	X	X	X	X	X	X	X
Michael Kaufmann	X	X	X	X	X	X	X
Denis Kelly			X	X	X	X	X
Steven Paladino	X	X	X	X	X	X	X
Philip Peller			X	X	X	X	X
David Sandler	X	X	X	X	X	X

The Board recommends a vote “FOR” the re-election of each of Ms. Goeser and
Messrs. Byrnes, Fradin, Gershwind, Jacobson, Kaufmann, Kelly, Paladino, Peller and Sandler.

CORPORATE GOVERNANCE

Director Independence

Pursuant to New York Stock Exchange listing standards, a majority of the members of our Board must be independent. The Board must determine that each independent director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange listing standards to determine director independence. Our independence criteria are also set forth in Section 1.1 of our Corporate Governance Guidelines, a copy of which is available on our website at www.mscdirect.com/corporategovernance. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis and as events arise which may affect director independence. Based upon this review, the Board determined that Ms. Goeser and Messrs. Byrnes, Fradin, Kaufmann, Kelly, Paladino and Peller are independent in accordance with Section 303A.02 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as well as under our Corporate Governance Guidelines.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is the President and Chief Executive Officer of Grupo Siemens S.A. de C.V., an affiliate of Siemens AG, and is responsible for Siemens Mesoamérica. Siemens AG is a customer and supplier of our company. In addition, the Board considered that Ms. Goeser was a director of PPL Corporation, which is also one of our customers. Sales to such companies and purchases from Siemens AG were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Fradin, the Board considered that Mr. Fradin is the Vice Chairman of Honeywell International Inc., which is a customer and supplier of our company. In addition, the Board considered that Mr. Fradin is a director of Pitney Bowes, which is also one of our customers and suppliers. Sales to and purchases from such companies were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Byrnes, the Board considered that Mr. Byrnes is a Senior Lecturer at MIT, which is a customer of our company. Sales to MIT were made in the ordinary course of business and amounted to significantly less than 0.5% of the company’s gross revenues during our most recent fiscal year.

In evaluating the independence of Mr. Kaufmann, the Board considered that Mr. Kaufmann is the Chief Financial Officer of Cardinal Health, Inc., which is a customer of our company. Sales to Cardinal Health were made in the ordinary course of business and amounted to significantly less than 0.5% of the company’s gross revenues during our most recent fiscal year.

In evaluating the independence of Mr. Paladino, the Board considered that Mr. Paladino is the Executive Vice President and Chief Financial Officer of Henry Schein, Inc., which is a customer and supplier of our company. Sales to and purchases from Henry Schein were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

Board Meetings and Attendance

The standing committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides the current membership for each of these committees and the number of meetings held by the Board and each committee in our 2015 fiscal year.

Name	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan Byrnes	X	X		X
Roger Fradin	X		X	X
Erik Gershwind	X
Louise Goeser	X		X	X (CHAIR)
Mitchell Jacobson	X (CHAIR)
Michael Kaufmann	X	X	X
Denis Kelly	X	X	X (CHAIR)
Steven Paladino	X	X	X
Philip Peller	X (LEAD)	X (CHAIR)		X
David Sandler	X
Fiscal 2015 Meetings	7	6	8	4

During our 2015 fiscal year, each of our directors attended at least 75% of the aggregate number of meetings of our Board and of the committees of our Board on which he or she served (Messrs. Kaufmann and Paladino were first elected to the Board on September 24, 2015 and therefore did not serve at any time during our 2015 fiscal year).

Board Committees

The following chart summarizes the principal functions of each of the standing committees of our Board:

Name of Committee	Principal Functions of the Committee

Audit Committee	• Assists in Board oversight of:
   ➢  the preparation and integrity of our financial statements;
   ➢  our compliance with our ethics policies and legal and regulatory requirements;
   ➢  our independent registered public accounting firm’s qualifications, performance and independence; and
   ➢  the performance of our internal audit function.
•    Appoints (and is responsible for terminating) our independent registered public accounting firm.
•    Recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC.
•    Prepares an annual Audit Committee report to be included in our annual proxy statement.
•    Undertakes an annual evaluation of its performance.

Compensation Committee	• Reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer.
•    Evaluates our Chief Executive Officer’s performance in light of those goals and objectives.
•    Determines and approves our Chief Executive Officer’s compensation level based on its evaluation of his performance.
•    Sets the compensation levels of all of our other executive officers, including with respect to our incentive compensation plans and equity-based plans.
•    Recommends to our Board the compensation of our non-executive directors.
•    Has the sole responsibility to retain and terminate the compensation consultant.
•    Administers our equity incentive plans.
•    Prepares a Compensation Committee report on executive compensation to be included in our annual proxy statement.
•    Undertakes an annual evaluation of its performance.

Nominating and Corporate Governance Committee	• Identifies individuals qualified to become members of our Board consistent with criteria approved by our Board.
•    Reviews the qualifications and independence of the nominees for director.
•    Recommends to our Board nominees for membership on our Board. Only those candidates recommended by the Nominating and Corporate Governance Committee
     will be considered by our Board as nominees for director.
•    Develops and recommends to our Board corporate governance principles and other corporate governance policies that are applicable to our company.
•    Reviews and approves any related party transaction proposed to be entered into and, if appropriate, ratifies any such transaction previously commenced and ongoing.
•    Oversees the evaluation of our Board, Board Committees and our management.
•    Undertakes an annual evaluation of its performance.

Audit Committee

Composition and Charter

The Audit Committee is currently comprised of Messrs. Byrnes, Kaufmann, Kelly, Paladino and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the New York Stock Exchange and to meet the financial literacy requirements of the New York Stock Exchange. Mr. Peller is the Chairman of the Audit Committee. During fiscal 2015, Ms. Goeser and Mr. Fradin served as members of the Audit Committee, and ceased to serve as members upon the appointment to the Audit Committee of Messrs. Kaufmann and Paladino upon their election to the Board on September 24, 2015. The Board has determined that each of Messrs. Peller, Kaufmann and Paladino qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The Audit Committee has the responsibilities and functions mandated by Sections 303A.06 and 303A.07 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Exchange Act, as set forth in the Audit Committee’s current charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. We are obligated to provide appropriate funding for the Audit Committee for these purposes.

Policy on Service on Other Audit Committees

Under our corporate governance guidelines, members of the Audit Committee may not serve as members of an audit committee for more than three public companies, including the Audit Committee of our Board.

Compensation Committee

Composition and Charter

Our Compensation Committee is currently comprised of Ms. Goeser and Messrs. Fradin, Kaufmann, Kelly and Paladino, each of whom is an independent director. Mr. Kelly is the Chairman of the Compensation Committee. During fiscal 2015, Messrs. Byrnes and Peller served as members of the Compensation Committee, and ceased to serve as members upon the appointment to the Compensation Committee of Messrs. Kaufmann and Paladino upon their election to the Board on September 24, 2015. The Compensation Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management. Under our 2015 Omnibus Incentive Plan, the Compensation Committee is permitted to delegate its authority under such plan to a committee of one or more directors or one or more officers, in all cases to the extent permitted under applicable law, including New York Stock Exchange listing requirements. However, as a matter of policy, the Compensation Committee authorizes all grants of awards under the 2015 Omnibus Incentive Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers. The views and recommendations of Mitchell Jacobson, our Chairman of the Board, David Sandler, our Executive Vice Chairman of the Board, and Erik Gershwind, our President and Chief Executive Officer, are, and will continue to be, considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives. Mr. Jacobson and Mr. Sandler also provided input on Mr. Gershwind’s compensation. In addition, the Compensation Committee obtains input from Mr. Gershwind on the compensation of the other named executive officers (other than our Executive Vice Chairman) and other executive officers and senior officers. Our Human Resources department and our Senior Vice President and Chief People Officer, Ms. Kari Heerdt, assists the Chairman of the Compensation Committee in developing the agenda for committee meetings and works with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-executive director compensation. Ms. Heerdt, Mr. Sandler and Mr. Gershwind regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed. The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with compensation decisions made by the Compensation Committee in October 2014 and 2015, the committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc., a compensation consulting firm that we refer to in this proxy statement as F.W. Cook. F.W. Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-executive director compensation programs. F.W. Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors. F.W. Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of our company. As discussed under “Compensation Risk Assessment” below, F.W. Cook also updated and confirmed the comprehensive risk assessment of our incentive-based compensation plans which F.W. Cook conducted in 2013 (and prepares on a triennial basis) to assist the Compensation Committee in its compensation risk assessment. In connection with the Committee’s consideration of the 2015 Omnibus Incentive Plan, F.W. Cook advised the Committee on the design of the plan provisions and the appropriate number of shares to be issuable under the plan. The Compensation Committee considers, but is not bound by, the consultant’s recommendations with respect to executive and non-executive director compensation.

During fiscal year 2015, the Compensation Committee reviewed the independence of F.W. Cook, its other advisors and the individuals employed by such advisors who furnish services to us, which included a consideration of the factors required by New York Stock Exchange listing standards. Based on its review, the Compensation Committee determined that F.W. Cook, its other advisors and the individuals employed by such advisors who furnish services to us are independent and that their service does not raise any conflicts of interest that would prevent them from providing independent and objective advice to the committee.

Compensation Committee Interlocks and Insider Participation

During our 2015 fiscal year, each of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller served as members of our Compensation Committee. None of the members of the Compensation Committee was, during or prior to fiscal year 2015, an officer of the company or any of our subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Nominating and Corporate Governance Committee

Composition and Charter

Our Nominating and Corporate Governance Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin and Peller, each of whom is an independent director. Ms. Goeser is the Chairman of the Nominating and Corporate Governance Committee. During fiscal 2015, Mr. Kelly served as a member of the Nominating and Corporate Governance Committee, and ceased to serve as a member upon the election to the Board of Messrs. Kaufmann and Paladino and the reconstitution of our Board Committees. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of our Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement our Board’s existing strengths.

There are no specific, minimum or absolute criteria for Board membership. The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career. Such a career may include:

•	experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;
•	experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that our Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the New York Stock Exchange and the SEC. In addition, prior to nominating an existing director for re-election to our Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and contributions as an existing director to our Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates, if so desired. The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates. During fiscal 2015, the Nominating and Corporate Governance Committee engaged Heidrick & Struggles International, Inc. to assist it in identifying and assessing potential director candidates. Messrs. Kaufmann and Paladino were recommended for consideration as director candidates by independent Board members.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors or by our shareholders. Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747, and providing the following information:

•	the name, company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of our securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•	the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Senior Vice President, General Counsel and Corporate Secretary and forwarded to Ms. Goeser, the Chairman of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Board Leadership Structure; Executive Sessions of the Independent Directors

Our Board currently consists of ten directors, each of whom, other than Messrs. Gershwind, Jacobson and Sandler, is independent under our Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange. Mr. Sandler has served as our Executive Vice Chairman since January 1, 2013 and as a member of our Board since June 1999. Mr. Gershwind has served as our President and Chief Executive Officer since January 1, 2013 and as a member of our Board since 2010. Mr. Jacobson, who is one of our principal shareholders, has served as our Non-executive Chairman since January 1, 2013 and as our Chairman since 1998. Mr. Jacobson previously served as our President from October 1995 through November 2003, and as our Chief Executive Officer from October 1995 through November 2005. The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed a non-management, lead director since 2007.

Our Board of Directors believes that the most effective Board leadership structure for our company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated and for Mr. Sandler to serve as Executive Vice Chairman of the Board. Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for our company and for providing the day-to-day leadership over our operations, while the Executive Vice Chairman of the Board provides guidance to the Chief Executive Officer, and the Chairman of the Board sets the agenda for meetings of the Board and presides over Board meetings. In addition, our independent directors meet at regularly scheduled executive sessions without members of management present. Mr. Peller, who has served as our Lead Director since 2007, serves as the presiding director at the executive sessions of the independent directors. The Lead Director also has such other duties and responsibilities as determined by the Board from time to time. Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

Our Board retains the authority to modify this leadership structure as and when appropriate to best address our unique circumstances at any given time and to serve the best interests of our shareholders.

Role of the Board in Risk Oversight

Our Board’s role in risk oversight involves both the full Board and its committees. The full Board is responsible for the oversight of risk management and reviews our major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks. In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Audit Committee discusses with management our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management. Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over governance and compliance matters and the Compensation Committee has oversight responsibility for our overall compensation structure, including review of its compensation practices, in each case with a view to assessing associated risks. Please see “Compensation Risk Assessment” on page 44 of this proxy statement.

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of our company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on our website at
www.mscdirect.com/corporategovernance.

Director Attendance at Shareholder Meetings

We encourage attendance by the directors at our annual meeting of shareholders. All of our current directors attended the annual meeting held on January 15, 2015, either in person or by telephone, other than Messrs. Kaufmann and Paladino who were elected to the Board on September 24, 2015.

Non-Executive Director Stock Ownership Guidelines

To more closely align the interests of our non-executive directors with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our non-executive directors on November 15, 2011. The ownership guidelines provide for each of our non-executive directors to own a minimum number of shares having a value equal to five times his or her base annual retainer ($210,000 for directors whose tenure began before the adoption of the guidelines and $250,000 for Messrs. Kaufmann and Paladino). All shares held by our non-executive directors, including unvested restricted shares, and unvested restricted stock units count toward this guideline. The guidelines provide for our non-executive directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director is first appointed or elected. Once a non-executive director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If a non-executive director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our non-executive directors are in compliance with their current stock ownership guidelines.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and associates. The Code of Ethics and the Code of Business Conduct are available on our website at www.mscdirect.com/corporategovernance. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Shareholder Communications Policy

Any shareholder or other interested party who desires to communicate with our Chairman of the Board, Lead Director or non-management members of our Board may do so by writing to: Board, c/o Philip Peller, Lead Director of the Board, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747. Communications may be addressed to the Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than 10% of our Class A common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the fiscal year ended August 29, 2015.

EXECUTIVE OFFICERS

The following individuals are our executive officers as of December 11, 2015:

Name of Officer	Position	Age	Executive Officer Since
Erik Gershwind	President and Chief Executive Officer	44	December 2005
David Sandler	Executive Vice Chairman of the Board	58	January 1998
Rustom Jilla	Executive Vice President and Chief Financial Officer	54	July 2015
Steve Armstrong	Senior Vice President, General Counsel and Corporate Secretary	57	October 2008
Charles Bonomo	Senior Vice President and Chief Information Officer	50	July 2007
Christopher Davanzo	Senior Vice President of Finance and Corporate Controller	52	October 2010
Kari Heerdt	Senior Vice President and Chief People Officer	48	August 2014
Douglas Jones	Executive Vice President, Chief Supply Chain Officer	51	December 2005

Please refer to the section entitled “Election of Directors (Proposal No. 1)” on page 5 of this proxy statement for the biographical data for Messrs. Gershwind and Sandler.

Rustom Jilla

Mr. Jilla was appointed our Executive Vice President and Chief Financial Officer in July 2015. From April 2013 through September 2014, Mr. Jilla served as Chief Financial Officer of Dematic Group, a global provider of warehouse logistics and inventory management solutions. From September 2002 to April 2013, he served as Chief Financial Officer of Ansell Limited, a global leader in protective solutions, publicly traded on the Australian Securities Exchange. Prior to that, Mr. Jilla served as Vice President, Financial Operations at PerkinElmer Inc., and earlier spent 12 years at The BOC Group, a U.K.-listed, multinational industrial gas company, where he held various Product Management and Finance leadership roles. He began his career in auditing with PricewaterhouseCoopers LLP.

Steve Armstrong

Mr. Armstrong was appointed our Senior Vice President, General Counsel and Corporate Secretary in October 2012. Previously, he served as our Vice President, General Counsel and Corporate Secretary from October 2008 until October 2012. From 2006 to 2008, he was a legal consultant based in New York, New York performing services for Thomson Reuters and NBC Universal. Mr. Armstrong was the Executive Vice President and General Counsel of the Home Shopping Network in Tampa, Florida from 2002 to 2006. From 2000 to 2002, he was the Senior Vice President and General Counsel of Agilera, Inc., a technology company in Denver, Colorado. Prior to 2000, Mr. Armstrong was the Vice President, General Counsel & Secretary of Samsonite Corporation and a partner in the law firms Paul Hastings and Baker and Hostetler.

Charles Bonomo

Mr. Bonomo was appointed our Senior Vice President and Chief Information Officer in August 2011. Previously, he served as our Vice President and Chief Information Officer from July 2007 through August 2011. From 1999 through 2007 he served as Vice President at Arrow Electronics, Inc., including in the position of Vice President of Infrastructure and Operations from January 2006 to July 2007, and as Vice President and Chief Architect from July 2003 through January 2006. Previously, he was the Director of Clinical Technology at Mount Sinai Medical Center from 1996 to 1998, rising to Vice President and Chief Information Officer of NYU Health System in 1998. Prior to 1996, he held various positions of increasing responsibility at J.P. Morgan in the United States and Europe and at Grumman Aerospace Corp., where he designed and tested software for the F14 Tomcat aircraft.

Christopher Davanzo

Mr. Davanzo was appointed our Senior Vice President of Finance and Corporate Controller in July 2015. Previously, he served as our Vice President of Finance and Corporate Controller, a position he held from 2006 until July 2015. From 1993 through 2006, he held various positions of increasing responsibility in the finance department at Olympus America Inc., including the role of Vice President of Finance from 2004 to 2006. Prior to joining Olympus, Mr. Davanzo held several auditing and accounting positions, including with KPMG LLP, Coopers and Lybrand, and Weight Watchers International.

Kari Heerdt

Ms. Heerdt was appointed our Chief People Officer in August 2014. Previously, Ms. Heerdt served as Partner, Strategic Account Executive at Aon Hewitt, the global talent, retirement and health business of Aon Plc (NYSE: AON), where she oversaw one of Aon Hewitt’s largest clients. Prior to that, Ms. Heerdt was a Senior Consultant at Hewitt in the Corporate Restructuring and Change, Talent and Organization Consulting practice, later becoming the Senior Manager, Operations for Cerberus Capital Management, a leading investment management firm, before becoming the Senior Vice President, Human Resources for two of Cerberus’ portfolio companies, Mervyn’s LLC and Talecris Biotheraputics, Inc. Ms. Heerdt served as Senior Vice President, Human Resources for Mervyn’s LLC from April 2005 until January 2008. In July 2008, Mervyn’s LLC filed for protection under Chapter 11 of the United States Bankruptcy Code and, later in 2008, was liquidated.

Douglas Jones

Mr. Jones was appointed our Executive Vice President, Chief Supply Chain Officer in October 2014, having previously served as our Executive Vice President, Global Supply Chain Operations since October 2009. Previously, he was our Senior Vice President, Supply Chain Management from April 2008 until October 2009 and our Senior Vice President of Logistics from December 2005 until April 2008. Mr. Jones joined our company in July 2001, as Vice President of Fulfillment. Prior to joining our company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001. Prior to his role at Fisher Scientific, Mr. Jones was part of the management team at McMaster-Carr Supply Company, based in Chicago. During his tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in fulfillment, finance, purchasing and inventory management.

There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was, or is to be, selected as an officer of our company.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2016. Although shareholder ratification of the Audit Committee’s action in this respect is not required, our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. If the shareholders disapprove of the selection, our Audit Committee intends to reconsider the selection of Ernst & Young LLP as our independent registered public accounting firm.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company. We expect that a representative from Ernst & Young LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended August 29, 2015 and August 30, 2014, Ernst & Young LLP billed us for their services the fees set forth in the table below. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2015	2014
Audit fees(1)	$1,189,773	$1,145,654
Audit-related fees(2)	$40,000	$39,000
Tax fees(3)	$35,004	$48,627
All other fees(4)	$31,955	$85,659
Total	$1,296,732	$1,318,940

(1)	Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, review of financial statements included in our quarterly reports on Form 10-Q, services that were provided in connection with statutory and regulatory filings or engagements and advice on compliance with financial accounting and reporting standards.
(2)	Reflects audit-related fees for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements. The nature of the services performed for these fees was the audit of our 401(k) plan in fiscal years 2015 and 2014.
(3)	Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The nature of the services performed for these fees was for assistance in United Kingdom and United States federal and state tax compliance and state and local tax consultation and tax advice provided in connection with our equity compensation plans.
(4)	All other fees include primarily advisory services related to other process assessments and consulting assistance related to the company’s cybersecurity readiness program in fiscal year 2015 and conflict minerals compliance program in fiscal year 2014.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and is not permitted to engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

The Board recommends a vote “FOR” the proposal to ratify
the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the company’s financial accounting and reporting processes and systems of internal controls on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee consists of the five directors named below, each of whom is an independent director as defined by applicable SEC rules and NYSE listing standards.

Each year, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to reengage the current firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, its capabilities, its technical expertise and its knowledge of our operations. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to examine our consolidated financial statements and internal controls over financial reporting for fiscal 2016.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements. In addition, our independent registered public accounting firm expresses its own opinion on the company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended August 29, 2015, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal year 2015 and fiscal year 2014 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 29, 2015, which was filed with the SEC on October 28, 2015.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairman)
Jonathan Byrnes
Michael Kaufmann
Denis Kelly
Steven Paladino

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs. This discussion focuses principally on compensation and practices relating to the named executive officers for our 2015 fiscal year.

Name	Position
Erik Gershwind	President and Chief Executive Officer
David Sandler	Executive Vice Chairman
Rustom Jilla	Executive Vice President and Chief Financial Officer(1)
Douglas Jones	Executive Vice President, Chief Supply Chain Officer
Kari Heerdt	Senior Vice President and Chief People Officer
Jeffrey Kaczka	Former Executive Vice President and Chief Financial Officer(2)
Thomas Cox	Former Executive Vice President, Sales(3)

(1)	Mr. Jilla was appointed our Executive Vice President and Chief Financial Officer effective July 20, 2015.
(2)	Mr. Kaczka retired effective July 20, 2015.
(3)	Mr. Cox resigned effective November 14, 2014.

Executive Summary

In fiscal year 2015, we continued to execute on our strategic plan, investing in our business by increasing our sales force and our investments in custom supply chain and inventory management solutions such as vending solutions, Vendor Managed Inventory (VMI), Customer Managed Inventory (CMI), eCommerce and electronic procurement tools. Our fiscal 2015 results reflect strong execution in the face of a difficult and deteriorating macro-economic environment. We addressed the challenging environment by continuing to make solid market share gains, stabilizing our gross margin through effective purchasing and selling strategies, and implementing very strong expense controls. We also returned capital to our shareholders by paying a quarterly dividend that was 21% higher than the prior year, paying a special dividend of $185.4 million, and repurchasing $33.4 million of our shares.

Net sales increased 4.4% to $2.91 billion in fiscal 2015 from $2.79 billion in fiscal 2014. Even as we continued to invest in our future growth, operating expenses as a percentage of sales were slightly lower than the prior year. Operating income in fiscal 2015 was $379.5 million, representing a decrease of 1.0% from operating income of $383.2 million in fiscal 2014. For fiscal 2015, the company achieved diluted earnings per share of $3.74 versus $3.76 in fiscal 2014.

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board (referred to in this discussion as the Committee) took the following key actions with respect to the compensation of the NEOs for fiscal 2015:

•	Substantial Reduction in Annual Incentive Bonus Payouts. As we fell short of the threshold EPS level under our bonus plan, no portion of the 75% “at risk” EPS component of our bonus plan was paid. As we achieved an adjusted operating margin of 13.6% for the second half of our fiscal year, we paid a second half bonus equal to 25% of target annual bonus amounts under our second fiscal half bonus plan (which we adopted in April 2015 due to the deteriorating macro-economic conditions), and total annual bonus payouts were at 48% of the target payout levels. Bonus payouts for our NEOs were lower than in fiscal 2014 as follows: Mr. Gershwind — 35.2%; and Mr. Jones — 37.3%. Note that Messrs. Jilla, Kaczka and Cox did not participate in the fiscal 2015 annual bonus plan; and Ms. Heerdt and Mr. Jilla did not participate in the fiscal 2014 annual bonus plan.

•	Total Cash Compensation Below 25th Percentile. Total cash compensation declined from fiscal 2014 levels and was below the 25th percentile of the market data. Mr. Gershwind’s total cash compensation was 33.6% below the 25th percentile of the competitive market data; Mr. Jilla’s total cash compensation (calculated on a pro forma basis to assume a bonus of 48% of target and using his year-end base salary) was 9.3% below the 25th percentile; Mr. Jones’ total cash compensation was 8.2% below the 25th percentile; and Ms. Heerdt’s total cash compensation was 18.9% below the 25th percentile of the competitive market data.
•	CEO Total Direct Compensation Below 25th Percentile; Other NEOs Below Median. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year (and in the case of Ms. Heerdt’s special new hire grant of restricted shares, we annualize the award over its five-year vesting period, which is consistent with the market data methodology). For fiscal 2015, Mr. Gershwind’s total direct compensation was 27.2% below the 25th percentile of the competitive market data; Mr. Jilla’s total direct compensation (calculated on a pro forma basis to assume a bonus of 48% of target and using his year-end base salary) was 16.3% below the median; Mr. Jones’ total direct compensation was 3.1% below the median; and Ms. Heerdt’s total direct compensation was 15.6% below the median of the competitive market data.

The table below illustrates how our pay is aligned with our performance by showing the total cash compensation and total direct compensation for each of our NEOs (other than Messrs. Kaczka and Cox) in fiscal 2015 and the competitive positioning of our NEOs’ total cash compensation and total direct compensation against our competitive market data:

Named Executive Officer	Fiscal 2015 Total Cash Compensation ($)(1)	Competitive Positioning of Total Cash Compensation	Fiscal 2015 Total Direct Compensation ($)(2)	Competitive Positioning of Total Direct Compensation
Erik Gershwind	1,123,875	<25th percentile	2,623,822	<25th percentile
David Sandler(3)	775,000	(3)	775,000	(3)
Rustom Jilla(4)	634,600	<25th percentile	1,334,563	between 25th & 50th percentiles
Douglas Jones	478,195	<25th percentile	1,028,140	between 25th & 50th percentiles
Kari Heerdt	397,367	<25th percentile	767,334	between 25th & 50th percentiles

(1)	Total cash compensation is calculated as the sum of (i) base salary as in effect as of the fiscal year end and (ii) annual incentive bonus. For Mr. Jilla, bonus is calculated on a pro forma basis to assume a bonus of 48% of target.
(2)	Total direct compensation is calculated as the sum of (i) base salary (see Note 1 above), (ii) annual incentive bonus (see Note 1 above) and (iii) long-term equity awards granted in October 2015 in respect of performance for fiscal year 2015 (and, in the case of Ms. Heerdt, also includes 20% of the grant date value of her October 2014 new hire grant).
(3)	In connection with Mr. Sandler’s retirement as our Chief Executive Officer effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman and does not participate in our annual incentive bonus plan or receive equity awards under our annual equity award program. Accordingly, the Committee does not benchmark Mr. Sandler’s compensation against our competitive market data. See “Compensation of Our Executive Vice Chairman” below.
(4)	Mr. Jilla was appointed our Executive Vice President and Chief Financial Officer effective July 20, 2015 and was not eligible for a fiscal 2015 bonus (see Note 1 above).

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and shareholder value. Our key compensation goals are to:

•	recruit, retain and motivate highly talented executives;
•	align our executives’ interests with those of our shareholders; and
•	provide performance-based compensation that appropriately rewards our executives.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention.

The following table provides information about the key elements of our compensation programs:

Compensation Element	Description	Key Objectives

Base Salary	Fixed Annual Cash	• Attract and retain highly talented executives
• Targeted at or below the median of our competitive market data
• Competitive positioning may vary based upon individual executive’s experience and individual performance

Annual Incentive Bonus	Variable Annual Cash	• Pay for performance design that rewards achievement of rigorous diluted EPS growth targets

•

Substantially “at risk” with 75% of target bonus earned only if we achieve pre-established diluted EPS targets (in fiscal 2015, due to deteriorating macro-economic conditions, we adopted a second fiscal half bonus program under which executives could earn 25% of target based on achievement of an adjusted operating margin target)

• Maximum payout of 150% of target realized only if we achieve diluted EPS significantly higher than target
• Committee retains negative discretion

Long-Term Incentive Compensation	Variable Equity (stock options and restricted stock units)	• Aligns our executives’ interests with our shareholders
• Promotes retention
• Annual grants based on company and individual performance for the prior fiscal year that reinforces our pay for performance philosophy

•

Beginning with October 2015 grants, restricted stock units vest 20% on each of the 1st through 5th anniversaries (previously, restricted share grants vested 50% on the 3rd anniversary of grant, with 25% vesting on each of the 4th and 5th anniversaries)

Compensation Element	Description	Key Objectives
• Stock options vest 25% on each of the 1st through 4th anniversaries of grant
• Restricted stock unit/share vesting schedule is longer than median 3-year period of peer companies
• Conservative share usage rate and fully diluted equity overhang

Welfare Benefits and Perquisites	Generally tracks broad-based benefits	• No supplemental life insurance, financial planning, country club memberships or special health benefits

Retirement	401(k) plan	• Executives participate on the same basis as all our associates
• No pension or supplemental retirement plans; no deferred compensation arrangements

The Committee does not maintain policies for allocating among short-term and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and manages the dilutive effects of equity compensation through the company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. However, as executives assume more responsibility, a greater percentage of their total target cash compensation is allocated to annual incentive bonus compensation, and a greater percentage of their total direct compensation is allocated to equity compensation. We do not maintain a policy regarding internal pay equity. However, the Committee considers internal equity as part of its overall review of our compensation programs.

Our executive officers generally do not have employment agreements, and serve at the will of our Board. Similarly, we generally do not enter into severance agreements with, nor do we have established severance arrangements for, our executive officers as part of the terms of their employment. This enables our Board to remove an executive officer, if necessary, prior to retirement or resignation. When an executive officer retires, resigns or is terminated, our Board exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s length of employment, past accomplishments and reasons for separation from the company. Compensation that may become payable following a change in control of the company is discussed below under “Change of Control Arrangements.”

Our Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the CEO position. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as the departure, death, or disability of the CEO or other executive officers.

Alignment with Compensation Best Practices

The Committee reviews our compensation programs, peer company data and best practices in the executive compensation area. In past years, the Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Key features of our compensation programs that the Committee believes align with best practices in executive compensation are:

What we do:

•	We Benchmark Compensation. We benchmark executive compensation against market data developed by F.W. Cook, our independent compensation consultant. Peer companies are reviewed by the Committee annually to assure their appropriateness for benchmarking executive compensation. We generally target the fixed and variable elements of our executives’ compensation at the median of the market data.
•	Our Annual Incentive Bonus Plan Uses Challenging Performance Goals. Our annual incentive cash bonuses are based on rigorous diluted EPS growth targets, with 75% of target bonuses “at risk” and earned only if we achieve pre-established diluted EPS targets. Payout levels are capped at 150% of target bonus amounts and may be earned only when we achieve diluted EPS significantly higher than target. In fiscal 2015, due to deteriorating macro-economic conditions, we adopted a second fiscal half year bonus program under which executives could earn 25% of target based on achievement of a challenging adjusted operating margin target.
•	Our Long-Term Equity Grants Have Extended Vesting Periods. Historically, restricted share grants vested 50% on the third anniversary of grant, with 25% vesting on each of the fourth and fifth anniversaries. Beginning with restricted stock unit grants in October 2015, vesting occurs 20% on each of the first through fifth anniversaries of grant. Stock options vest 25% on each of the first through fourth anniversaries of grant. These extended vesting periods promote retention and motivate our executives to create sustained, long-term shareholder value.
•	Our 3-Year Average Share Usage or “Burn Rate” is Conservative. Our burn rate for fiscal 2015 was 0.91%, between the median and 75th percentile of our peer companies; our 3-year average burn rate for fiscal 2013 through fiscal 2015 was 0.85%, between the 25th percentile and median of our peer companies. These figures evidence our efforts to reasonably manage our equity compensation share pool and the corresponding potential dilutive impact to our shareholders.
•	We Have Robust Stock Ownership Guidelines. We have adopted stock ownership guidelines for our executives and other senior officers and non-executive directors. Our Executive Vice Chairman and Chief Executive Officer must own shares having a minimum value of six times such individuals’ annual base salaries.
•	We Have a Clawback Policy. We have adopted an incentive compensation recoupment policy (also referred to as a “clawback” policy) which provides our Board with discretion to obtain recoupment of incentive compensation in the event of a significant financial restatement (whether or not a covered officer engaged in misconduct), as well as in cases of breach of non-competition and other covenants. In addition, our equity award documents provide for forfeiture of awards in cases where a grantee violates a confidentiality, non-competition or non-solicitation covenant or agreement and for recoupment in cases where, following a termination of employment, the company determines that a termination for cause would have been justified prior to such termination.
•	We Provide Transparent Disclosure. We provide clear and transparent disclosure of our compensation programs and practices, so that our shareholders can understand the elements of our compensation programs, the reasons why we pay them, and how compensation is linked to performance, including our annual incentive performance targets and their achievement.

What we don’t do:

•	We Do Not Enter Into Severance Agreements; No “Gross-Ups.” Our executives do not have severance agreements other than in connection with a change in control. Our change in control agreements do not provide for any tax “gross-ups.”

•	We Have Double-Trigger Equity Vesting in the Event of a Change in Control. Our equity awards do not have “single trigger” accelerated vesting upon a change in control; our unvested equity awards accelerate only if there is both a change in control and either the awards are terminated or the grantee’s employment is terminated following the change in control.
•	We Do Not Allow Option Repricing or Share Recycling. Our equity incentive plans expressly prohibit option repricing (including cash buyouts) of underwater options and share recycling for options and stock appreciation rights.
•	We Do Not Allow Hedging or Margin Accounts; We Limit Pledging of Shares for Non-Margin Account Loans. We prohibit executives and senior officers from engaging in hedging transactions in company stock, trading options or other derivatives, or pledging or holding company shares in margin accounts. We strictly limit pledging of company stock as collateral for non-margin account loans.
•	We Do Not Provide Our Executives with Additional Retirement Benefits. We do not maintain pension plans or supplemental executive retirement plans (SERP), nor do we provide our executives with deferred compensation arrangements.

Shareholder Engagement

In accordance with Section 14A of the Exchange Act, we provide our shareholders with an annual “say on pay” advisory vote on executive compensation. At our 2015 Annual Shareholders Meeting held on January 15, 2015, the advisory vote received the support of 99.1% of the votes cast at the annual meeting.

In its review of our executive compensation programs, the Committee carefully considered the results of the 2015 advisory vote on executive compensation. In addition, we continually monitor the corporate governance and other views of our major institutional shareholders in order to assure alignment of our governance and compensation practices with our institutional shareholders’ standards. To address input that we had received from our institutional shareholders, we added two new independent directors to our Board in September 2015, Messrs. Michael Kaufmann and Steven Paladino.

We are committed to continued engagement between shareholders and the company, both through the formal say on pay advisory vote as well as an informal dialogue with our major institutional shareholders. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The Committee will consider feedback from our shareholders along with the results of the advisory vote as it completes its annual review of each pay element and the total compensation packages for our NEOs with respect to the next fiscal year.

Compensation Committee

The Committee is directly responsible for determining, in consultation with our Board, the goals and objectives of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives. The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to manage risk. In consultation with our Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the NEOs and all of our other executive officers and senior officers. The Committee also administers our equity compensation plans. Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

In August of each year, the Committee receives a formal presentation from F.W. Cook, its independent compensation consultant, who reports to the Committee on the competitiveness of the company’s compensation programs, as well as its alignment with the company’s compensation objectives. Based on the benchmarking data prepared by the Committee’s independent compensation consultant and the consultant’s evaluation of the company’s compensation programs, the Human Resources department of the company, with input from our Chief Executive Officer and Chief Financial Officer, compiles management’s recommendations for our annual cash bonus program for the upcoming fiscal year and equity award grants to be made in respect of performance for the prior fiscal year. The Committee generally meets in September to review and consider the preliminary management recommendations and makes its final compensation decisions at its October meeting when the company’s fiscal year financial results are being considered by our Board. At its October meeting, the Committee also reviews achievement of the prior fiscal year’s annual cash bonus program and approves the annual bonus payouts. Base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews. Depending on company or individual circumstances, the Committee also may make other compensation decisions during the year. As discussed below under “Fiscal Year 2015 Executive Compensation — Annual Incentive Bonus Program,” in April 2015, the Committee approved a second half fiscal 2015 bonus program.

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer, our Chairman and our Executive Vice Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. The Committee obtains our Chairman’s and Executive Vice Chairman’s input on the compensation of our Chief Executive Officer, and our Chief Executive Officer provides the Committee with input on the compensation of the other NEOs (other than our Executive Vice Chairman) and other executive officers and senior officers. Our Human Resources department collects and analyzes relevant data, including comparative compensation data prepared by F.W. Cook, which is used by the Committee to make compensation decisions.

Compensation Consultant

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. Beginning in 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultant, F.W. Cook. To assist the Committee with its compensation decisions, F.W. Cook recommends to the Committee peer companies and general industry survey data for benchmarking, and provides competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers based on such market data. As explained above in the section “How Compensation Decisions are Made,” the Committee generally evaluates base salary and target bonuses at the beginning of the fiscal year and makes decisions on equity compensation awards (as well as final annual bonus payouts) after the end of the fiscal year. Equity awards were granted in October 2014 in respect of fiscal 2014 performance and in October 2015 in respect of fiscal 2015 performance.

In connection with the Committee’s consideration of the 2015 Omnibus Incentive Plan which was approved by shareholders at the January 2015 annual shareholders meeting, F.W. Cook advised the Committee on the design of the plan provisions and the appropriate number of shares to be issuable under the plan. F.W. Cook also furnishes the Committee with competitive compensation data for non-executive directors. F.W. Cook has not provided any other services to the company and will not provide any other services to the company without the approval of the Committee.

Competitive Positioning

In determining the amounts of base salary, incentive cash bonus opportunities and stock-based compensation for the NEOs (other than our Executive Vice Chairman’s current compensation), and other executive officers and senior officers, the Committee reviewed and benchmarked the compensation levels of the NEOs and other executive officers and senior officers against market data developed by F.W. Cook. Market data developed by F.W. Cook was comprised of peer group compensation data for the CEO, CFO and three other most highly compensated executives, as reported in the proxy statements of peer companies, together with compensation data by functional position derived from two third-party general industry surveys. Survey data for each position was collected based on functional matches within a revenue range comparable in size to our company. For our NEOs (other than our Executive Vice Chairman), F.W. Cook assigned one-third weighting to the peer company proxy compensation data and one-third weighting to the data from each of the two general industry survey sources (as it did in past years).

In developing the peer group of companies, F.W. Cook consults with the company’s Human Resources department and the Committee Chair to identify companies similar to the company in size and business mix. In addition, by balancing the peer company data with compensation data from two broad general industry surveys, the Committee believes that the benchmarking data is more representative of the market place for executive talent and less subject to distortion. Peer companies and the two broad general industry surveys selected in 2014 and 2015 are the same. The Committee believes that the competitive market data compiled by F.W. Cook provides an appropriate benchmarking resource.

The current peer group is listed in the chart below, together with comparative information about revenue, net income, market capitalization, total assets and number of employees. The data in the table below is based on publicly available information as reported in SEC filings made prior to August 2015 and represents the material presented by F.W. Cook to the Committee in August 2015. The company’s revenue and total assets are between the 25th percentile and median of the peer group; and the company’s net income and market capitalization approximate the 75th percentile of the peer group:

(Dollars in Millions)

Company	Revenue(1)	Net Income(1),(2)	Total Assets(3)	Market Cap(4)	Employees(5)
Airgas, Inc.	$5,341	$367	$6,055	$7,988	17,000
Anixter International Inc.	6,694	184	3,335	2,165	9,100
Applied Industrial Technologies, Inc.	2,729	117	1,466	1,598	5,472
Beacon Roofing Supply, Inc.	2,399	54	1,391	1,649	3,179
DXP Enterprises, Inc.	1,493	(47)	810	662	3,704
Fastenal Company	3,858	520	2,481	12,464	18,417
Kaman Corporation	1,830	59	1,194	1,142	4,797
Lawson Products, Inc.	285	(1)	134	204	1,510
MRC Global Inc.	5,920	150	3,720	1,590	4,900
Patterson Companies, Inc.	4,375	223	2,948	5,024	7,000
Rush Enterprises, Inc.	5,110	84	2,747	1,055	6,297
ScanSource, Inc.	3,120	76	1,347	1,089	1,500
United Natural Foods, Inc.	7,888	136	2,558	3,190	8,700
Watsco, Inc.	4,044	167	2,067	4,371	5,000
WESCO International, Inc.	7,807	254	4,726	3,039	9,400
W.W. Grainger, Inc.	10,035	811	5,827	15,837	23,600
Summary Percentiles: 16 Companies
75th Percentile	$6,113	$231	$3,432	$4,534	9,175
Median	4,210	143	2,520	1,907	5,885
25th Percentile	2,646	72	1,380	1,129	4,524
MSC Industrial Direct(6)	$2,910	$235	$2,093	$4,305	6,576
– Percentage rank	30%	76%	40%	73%	56%

(1)	Determined as of the most recently reported four fiscal quarters ended prior to August 2015.
(2)	Excludes extraordinary items and discontinued operations.
(3)	Determined as of the most recently reported fiscal quarter end prior to August 2015.
(4)	Determined as of June 30, 2015, as calculated by a third-party vendor.
(5)	Determined as of the most recently reported fiscal year end prior to August 2015.
(6)	Data for MSC is with respect to the four fiscal quarters ended May 30, 2015, the company’s last quarter ended prior to August 2015.

Competitive market data prepared by F.W. Cook in late fiscal 2014 was used by the Committee for the following purposes:

•	to benchmark base salary adjustments for fiscal year 2015;
•	to determine equity awards granted in October 2014 in respect of fiscal year 2014 performance;
•	to benchmark threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2015; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2014 compensation. In this regard, the Committee evaluated fiscal year 2014 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2014 performance, and (iii) the October 2014 equity awards granted in respect of fiscal year 2014 performance.

Competitive market data prepared by F.W. Cook in late fiscal 2015 was used by the Committee for the following purposes:

•	to determine equity awards granted in October 2015 in respect of fiscal year 2015 performance; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2015 compensation. In this regard, the Committee evaluated fiscal year 2015 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2015 performance, and (iii) the October 2015 equity awards granted in respect of fiscal year 2015 performance.

In addition, the Committee used the 2015 F.W. Cook market data to benchmark base salary adjustments for fiscal year 2016, if warranted, and to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2016.

The Committee generally seeks to set annual base salary, total target cash compensation (the sum of base salary and target annual bonus) and total target direct compensation (the sum of total target cash compensation and long-term equity compensation) based on achievement of target company performance goals at the median, or 50th percentile, of the market data. Maximum total cash compensation (the sum of base salary and maximum annual bonus) and maximum total direct compensation (the sum of maximum total cash compensation and long-term equity compensation) generally are targeted to approximate the 75th percentile of the market data only when the company significantly overachieves its performance goals. The Committee believes that this competitive positioning is consistent with the goals of the company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the company achieves superior performance.

Secondary Comparative Compensation Data

As secondary comparative compensation data for our NEOs, the Committee also reviewed the median and average compensation levels of the NEOs at a geographic peer group comprised of five public companies whose headquarters are located on Long Island, New York. F.W. Cook compiled data derived from the most recent proxy statements of these companies. The Committee does not benchmark compensation against this peer group and uses this data only for reference purposes and as additional validation of the primary market data used for benchmarking. In reviewing the data, the Committee noted that fiscal 2015 total direct compensation for our NEOs was significantly below the 25th percentile of the geographic peer group.

The geographic peer group is comprised of the following companies:

Arrow Electronics, Inc.	Cablevision Systems Corporation
CA, Inc.	Henry Schein, Inc.
Pall Corporation

Fiscal Year 2015 Executive Compensation

Summary of Fiscal Year 2015 Compensation Decisions

The Committee believes that management executed extremely well in what became a difficult macro-economic environment, effectively managing the controllable aspects of the business, including by stabilizing our gross margin through effective purchasing and selling strategies, implementing rigorous expense controls, and optimizing efficiency. At the same time, the company continued to make growth investments, gain market share and enhance our value-added supply chain and inventory management solutions. Even as the company continued to invest in future growth, operating expenses as a percentage of sales were slightly lower than the prior year. The company continued a balanced approach to its capital allocation, investing $51.4 million in capital expenditures, while returning capital to our shareholders by paying a special dividend and regular dividends of $185.4 million and $98.8 million, respectively, and repurchasing $33.4 million of our shares. For fiscal 2015, the company achieved diluted earnings per share of $3.74 versus $3.76 in fiscal 2014. Adjusted diluted earnings per share was $3.79, which was below the threshold EPS payout level under our annual cash incentive bonus program, and therefore no portion of the 75% “at risk” EPS component of our bonus plan was paid. Based on achieving an adjusted operating margin of 13.6% in the second half of our fiscal year, we paid out a second fiscal half bonus equal to 25% of the target payout amounts.

Consistent with the Committee’s compensation philosophy, base salaries generally remained below the median level of the market data. Mr. Gershwind’s base salary remained below the 25th percentile of the market data. Total cash compensation for our Chief Executive Officer in fiscal 2015 was 16.2% lower than his total cash compensation in fiscal year 2014, and was 33.6% below the 25th percentile of the market data. Mr. Jilla was appointed our Chief Financial Officer effective July 20, 2015. In connection with Mr. Jilla’s appointment, his base salary was set at $475,000, which approximated the median of the market data, and Mr. Jilla was awarded a restricted stock grant with a grant date value of $500,000. Mr. Jilla’s total cash compensation (calculated on a pro forma basis to assume a bonus of 48% of target and using his year-end base salary) was 9.3% below the 25th percentile of the market data. Total cash compensation for Mr. Jones in fiscal 2015 was 9.7% lower than in fiscal 2014 and was 8.2% below the 25th percentile of the market data. Total cash compensation for Ms. Heerdt (who was appointed our Senior Vice President and Chief People Officer in August 2014) in fiscal 2015 was 18.9% below the 25th percentile of the market data. Equity awards granted to our NEOs in October 2015 were set at levels to result in total direct compensation below the 25th percentile of the market data for Mr. Gershwind and between the 25th percentile and median of the market data for our other NEOs.

Based on company and individual performance, the Committee believes that compensation levels for fiscal year 2015 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

Compensation of our Executive Vice Chairman

On October 25, 2012 we announced that Mr. Gershwind had been elected President and Chief Executive Officer, effective January 1, 2013, completing our long-term CEO succession announced in October 2010. As part of our succession planning, Mr. Sandler assumed the position of Executive Vice Chairman of the Board. Mr. Sandler’s annual base salary as Executive Vice Chairman is $775,000, and Mr. Sandler does not participate in our annual incentive bonus plan. In addition, as discussed below, Mr. Sandler does not receive equity awards under our annual equity award program. Mr. Sandler otherwise is entitled to participate in all of the benefit plans generally available to our associates. The Committee has determined that Mr. Sandler’s base salary and benefits properly compensate Mr. Sandler for his ongoing leadership and his years of experience serving the company and does not benchmark Mr. Sandler’s compensation against market data.

As part of the Board’s long-term succession planning, on October 19, 2010, the Committee approved a special grant of 183,418 restricted stock units to Mr. Sandler with a grant date value of $9,999,949. Each restricted stock unit represents the right to receive a share of MSC stock upon satisfaction of certain performance and service conditions. The performance condition required that the company have at least $125 million of net income during either fiscal 2011 or fiscal 2012, and was satisfied by fiscal 2011 performance. As the performance condition was satisfied, two-thirds of the RSU Award vested based on Mr. Sandler continuing to serve as Executive Vice Chairman of the Board until December 31, 2014 (and to be available to serve as interim Chief Executive Officer at the request of the Board through such date). The remaining one-third of the RSU Award will vest if Mr. Sandler continues to serve as Executive Vice Chairman of the Board for an additional period of two years. All restricted stock units that vest, including dividend equivalents on the vested portion of the grant, are settled in shares of the company’s common stock.

The Committee made this special grant of restricted stock units to Mr. Sandler in order to promote an orderly succession by helping to assure the retention of Mr. Sandler, as well as to incentivize Mr. Sandler to provide succession services. In structuring the RSU Award, the Committee worked with F.W. Cook, its independent compensation consultant. F.W. Cook provided the Committee with competitive data in order to determine the size of the award and the vesting terms. The Committee believes that the RSU Award was competitive and appropriate to achieve the company’s long-term succession goals. In determining the amount and form of the award, the Committee also determined that Mr. Sandler would not receive annual equity incentive awards that Mr. Sandler otherwise would have been eligible to receive in October 2010 and subsequent years and structured the award, in part, to replace these annual equity incentive awards. The RSU Award is subject to the clawback provisions of our Executive Incentive Compensation Recoupment Policy. See “Executive Incentive Compensation Recoupment Policy” below.

Elements of Compensation

We allocate compensation among the following components for our NEOs (other than our Executive Vice Chairman):

•	base salary;
•	annual incentive cash bonuses;
•	stock-based compensation in the form of stock options and restricted stock units (restricted shares prior to October 2015); and
•	other benefits.

NEO Compensation Showing Equity Awards Granted for Fiscal 2015 Performance

As described in more detail in “Long-Term Stock-Based Compensation” below, the Committee’s practice is to grant equity-based awards annually in respect of the prior fiscal year’s performance to achieve the desired total direct compensation for the prior fiscal year. The table below shows the components of total direct compensation for fiscal 2015, based on restricted stock units and options granted in October 2015 in respect of fiscal 2015 performance (and, in the case of Ms. Heerdt, also includes 20% of the grant date value of her October 2014 new hire grant). This table is presented to show the compensation actions taken by the Committee with respect to fiscal year 2015. The table differs substantially from the Summary Compensation Table on page 46 of this proxy statement and is not a substitute for the information presented in the Summary Compensation Table.

Named Executive Officer	Base Salary ($)(1)	Annual Incentive Cash Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)		Total Direct Compensation ($)
Erik Gershwind	691,875	432,000		824,953		674,994		2,623,822
David Sandler	775,000	—	(3)	—	(3)	—	(3)	775,000
Rustom Jilla	475,000	159,600	(4)	384,970		314,993		1,334,563
Douglas Jones	378,956	99,239		302,452		247,493		1,028,140
Kari Heerdt	325,000	72,367		212,475		157,492		767,334

(1)	Base salary reflects base salary levels as of the fiscal year end.
(2)	The amounts in this column do not reflect compensation actually received by the NEOs nor do they reflect the actual value that will be recognized by the NEOs. Instead, the amounts reflect the grant date fair value for grants made by us on October 19, 2015, calculated in accordance with FASB ASC Topic 718. In the case of Ms. Heerdt, also includes 20% of the grant date value of her October 2014 new hire grant.
(3)	On October 19, 2010, and as part of the Board’s long-term succession planning, Mr. Sandler received a special grant of 183,418 restricted stock units with a grant date value of $9,999,949. Beginning in October 2010, Mr. Sandler has not participated in the annual equity award program. In addition, effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman and no longer participates in the annual incentive bonus plan.
(4)	Mr. Jilla was appointed our Executive Vice President and Chief Financial Officer effective July 20, 2015 and was not eligible for a fiscal 2015 bonus; his bonus is calculated on a pro forma basis to assume a bonus of 48% of target.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. Base salaries are typically adjusted each year in connection with the executives’ performance evaluations to take into account competitive market data, individual performance and promotions or changed responsibilities. The Committee seeks to target base salary levels at or below the median of the market data. However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations. Mr. Gershwind’s base salary was increased from $675,000 to $691,875 effective January 1, 2015 and remains below the 25th percentile of the market data. The Committee had proposed to increase Mr. Gershwind’s base salary in order to, over time, increase Mr. Gershwind’s overall compensation to the median of the market data, but Mr. Gershwind declined an increase in his base salary above the 2.5% increase generally implemented for executive and senior officers. Mr. Jilla’s base salary was set at $475,000 in connection with his appointment as Executive Vice President and Chief Financial Officer effective July 20, 2015 and approximates the median of the market data. Mr. Jones’ base salary was increased 2.0% and remains below the median of the market data. Ms. Heerdt’s base salary was set at $325,000 effective August 11, 2014 and is between the 25th percentile and median of the market data.

Annual Incentive Bonus Program

Our annual incentive cash bonus program has two components: a performance component based on achievement of earnings per share levels, and a discretionary component based on the Committee’s qualitative evaluation of management achievement of strategic business initiatives and individual performance. Key elements of the program are as follows:

•	achievement of threshold, target and maximum bonus awards for the performance component is based on achievement of adjusted diluted earnings per share levels (in fiscal 2015, due to deteriorating macro-economic conditions, we adopted a second fiscal half bonus program under which executives could earn 25% of target based on achievement of an adjusted operating margin target);
•	threshold, target and maximum bonus award levels are set at dollar amounts based on competitive benchmarking;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including execution of our service model, achievement of strategic business initiatives and individual performance;
•	maximum bonus payouts are capped at 150% of target;
•	for the performance component, the threshold EPS level is set at 90% of target EPS with incremental dollar payouts for each penny of additional EPS between threshold and target EPS levels;

•	for achievement of EPS between target and maximum levels, each penny of additional EPS results in an incremental bonus payout; and
•	the Committee retains negative discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance.

Fiscal 2015 Annual Incentive Awards for NEOs

For fiscal year 2015, the Committee established target payouts based upon the achievement of adjusted diluted earnings per share of $4.39. Threshold payouts were fixed at 25% of target assuming full payout of the discretionary component. At adjusted EPS levels above 90% of target EPS, or $3.95, the bonus program provided for additional bonus payouts based on straight line interpolation, which means that for each additional penny of EPS between $3.95 and $4.39, the executive receives an amount equal to 1.70% of the target payout. Maximum payouts were fixed at 150% of target assuming full payout of the discretionary component and were based on achievement of EPS of $4.71. At EPS levels between $4.39 and $4.71, straight line interpolation was used to provide for additional payments of 1.56% of the target payout for each additional penny of EPS.

The target adjusted EPS of $4.39 represented a year-over-year growth rate of 11.7% from fiscal 2014 adjusted EPS of $3.93. The maximum adjusted EPS payout level of $4.71 represented a year-over-year growth rate of 19.8%. These levels were set to align with our business plan and intended to set stretch target goals that would require strong execution given the soft pricing environment and our continued growth investments. Further, the incremental EPS growth targets between target and maximum payout levels were widened as compared with prior years’ bonus plans, thereby requiring superior performance in order to achieve payouts above target.

For the NEOs (other than our Executive Vice Chairman and Messrs. Jilla, Kaczka and Cox, who did not participate in the 2015 annual incentive bonus program), the following bar graph shows the payout levels as a percentage of target bonus at different levels of adjusted EPS (and the corresponding year-over-year adjusted EPS growth), assuming full payout of the discretionary component (25% of the target bonus):

Bonus Plan FY 2015
% of Target Bonus Payout
150%
125%
100%
75%
50%
25%
0%

Adj. EPS=	**$3.95 (0.5% growth)**	**$4.39 (11.7% growth)**	**$4.71 (19.8% growth)**
	25%	**100%**	**150%**

For the NEOs (other than our Executive Vice Chairman and Messrs. Jilla, Kaczka and Cox, who did not participate in the 2015 annual incentive bonus program), the following table shows the annual bonus payout levels (threshold, target, maximum and actual) as a percentage of the target bonus levels for fiscal year 2015 based upon the achievement of adjusted diluted EPS, assuming full payout of the discretionary component of 25% of target payout:

Annual Incentive Bonus Payout Levels

	Adjusted Diluted EPS		Bonus Payout (% Target)
Actual	$3.79		0%
Threshold	$3.95	(1)	25.0%
Target	$4.39	(2)	100.0%
Maximum	$4.71		150.0%

(1)	If threshold EPS of $3.95 is not achieved, the executive does not receive any portion of the EPS component of the cash incentive award. At EPS levels above threshold, the payout increases in linear progression with each penny increase in EPS until the target EPS level of $4.39 is achieved.
(2)	At EPS levels above the target EPS of $4.39, the payout increases in linear progression with each penny increase in EPS until the maximum payout EPS level of $4.71 is achieved.

Based on adjusted diluted EPS of $3.79 in fiscal 2015, the NEOs did not earn any portion of the “at risk” EPS performance component of the annual incentive bonus plan. Based on the Committee’s evaluation of management’s execution of the strategic business initiatives described below, the Committee determined to pay slightly less than the full discretionary component of our bonus program. As a result, and after inclusion of the second half fiscal 2015 bonus discussed below, for each of Messrs. Gershwind and Jones and Ms. Heerdt, the annual bonus payout represented 48% of the target payout level.

The Committee retains discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in EPS. The Committee did not make any such adjustments for fiscal year 2015.

Each year, the Committee establishes the values of threshold, target and maximum award opportunities under the annual incentive bonus program. The values of these opportunities are based on comparative compensation data as discussed above under “Competitive Positioning.” Generally, target bonuses are established so that the executive’s target total cash compensation trends toward the median of the market data, with maximum bonuses intended to position the executive’s total cash compensation at approximately the 75th percentile of the market data. Mr. Gershwind’s target bonus and total target cash compensation were set below the 25th percentile of the market data, because Mr. Gershwind declined the planned increases to bring Mr. Gershwind’s targeted amounts to the median level and requested that such increases be deferred until fiscal 2016. For threshold, target and maximum dollar amounts of incentive bonus award opportunities under our annual incentive bonus program (and target second half fiscal 2015 bonus awards) for the NEOs (other than our Executive Vice Chairman and Messrs. Jilla, Kaczka and Cox), please see the Fiscal Year 2015 Grants of Plan-Based Awards table on page 49 of this proxy statement.

In April 2015, the Committee determined that macroeconomic conditions, including lower oil prices, softening export demand and weather conditions, had made it impossible to achieve the threshold adjusted EPS payout level under the 2015 annual incentive bonus program. To drive cost containment and gross margin stabilization, the Committee adopted the second half fiscal 2015 bonus plan utilizing the annual adjusted operating margin as a metric. The plan provided that participants would earn a bonus of 25% of their target bonus if the company achieved an adjusted operating margin of 13.2% in the second half of fiscal 2015. If the company failed to achieve this target, no bonus would be paid. The Committee determined that, based on an adjusted operating margin of 12.8% for the first fiscal half of 2015 and the continuing deteriorating macroeconomic conditions, a target for adjusted operating margin of 13.2% would require aggressive actions on the part of management. The

Committee believed that the second half fiscal 2015 bonus plan represented a modest program, designed to provide appropriate incentives, while maintaining the company’s pay-for-performance philosophy.

In calculating diluted EPS and adjusted operating margin for purposes of determining bonus payouts, we excluded non-recurring integration and restructuring costs associated with the Class C Solutions Group acquisition and non-recurring executive separation costs. The effect of excluding these non-recurring expenses resulted in adjusted diluted EPS of $3.79 versus GAAP diluted EPS of $3.74 for fiscal 2015 and both GAAP and adjusted operating margin of 13.6% for the second half of fiscal 2015. Consistent with prior practice, the Committee excludes items which it determines are not related to the company’s ongoing operational performance so that non-recurring items do not interfere with the incentive purpose of the annual bonus program and to achieve comparability of the annual bonus program on a year-to-year basis.

Annual bonus awards for the NEOs were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to the Committee’s exercise of discretion to reduce the actual payouts. Consistent with the Committee’s policy, the Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2015 annual incentive bonus program and the second half fiscal 2015 bonus plan.

For the discretionary component of the annual incentive bonus program, with the participation of senior management, the Committee establishes annual strategic business initiatives at the beginning of each fiscal year, which are aligned with the company’s five-year business plan. Achievement of these strategic initiatives is tracked regularly by management and management reports to our Board and the Committee on a quarterly basis. The Committee believes that this component of the annual incentive bonus program serves to focus management on the achievement of our long-term business strategies. For fiscal year 2015, strategic initiatives included the following:

•	driving Class C organic sales growth;
•	reviewing and properly aligning the company’s embedded cost structure;
•	continuing and enhancing programs for our National Accounts’ customers;
•	improving our sales team’s productivity; and
•	leveraging data and technology to grow sales and improve productivity.

The Committee also evaluates individual performance as part of the discretionary component of the annual incentive bonus program. The individual performance factors considered under the discretionary component of the annual incentive bonus program are the following:

•	the executive’s contribution to team achievement of strategic business initiatives in which he or she participates;
•	the executive’s level of responsibility;
•	the executive’s exhibited individual initiative; and
•	the executive’s effectiveness in managing his or her direct reports or staff members.

The Committee believes that bonuses awarded under our annual incentive bonus program appropriately reflected the company’s performance and appropriately rewarded the performance of the NEOs.

Ms. Heerdt was appointed our Senior Vice President and Chief People Officer in August 2014. As part of Ms. Heerdt’s employment package, she received a $100,000 cash signing bonus in fiscal 2015.

Long-Term Stock-Based Compensation

At its October 2014 and 2015 meetings, the Committee approved annual equity awards, including awards to the NEOs and other executive officers and senior officers. As noted above, Mr. Sandler no longer participates in the annual equity award program. The Committee’s practice is to grant awards annually at its October meeting at the time our Board reviews financial results for the prior fiscal year. The annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year.

The Committee grants stock options and, commencing with the October 2015 grant, restricted stock units (previously, we granted restricted shares) under our Omnibus Incentive Plan in order to provide competitive compensation, promote retention, and to align the interests of our executives with those of our shareholders. We believe that providing combined grants of stock options and restricted stock units effectively focuses our executives on delivering long-term value to our shareholders. Stock options motivate our executives to increase shareowner value because the options only have value to the extent the price of MSC stock on the date of exercise exceeds the stock price on the date of grant, and thus compensation is realized only if the stock price increases over the term of the award. Restricted stock unit awards reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the company. Dividends are not paid on unvested restricted stock units; instead, dividend equivalent units accrue on unvested restricted stock units and vest at the same times as the underlying restricted stock units. The Committee does not have a fixed policy on allocating between options and restricted stock units awards, but seeks to balance the retentive value of restricted stock unit awards which have a more stable value as compared with options.

The Committee’s policy in recent years has been to provide for vesting in four equal increments on each of the first four anniversary dates of the date of grant for stock options with terms of seven years. For grants of restricted stock units, the Committee’s policy is to provide for vesting in five increments of 20% on each of the first through fifth anniversaries of the grants, which is longer than the median 3-year vesting period of our peer companies (previously, restricted share grants vested 50% on the third anniversary of grant, with 25% vesting on each of the fourth and fifth anniversaries). The Committee believes that this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to all of our shareholders once the shares are issued or vested, and seeks to mitigate this effect by repurchasing shares from time to time under our stock buyback program. The Committee also evaluates and benchmarks its annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant. Our burn rate (or the number of shares of Class A common stock subject to equity awards granted during the fiscal year as a percentage of the weighted-average outstanding shares of common stock) for fiscal 2015 was 0.91%, between the median and 75th percentile of our peer companies; our 3-year average burn rate for fiscal 2013 through fiscal 2015 was 0.85%, between the 25th percentile and median of our peer companies. These figures evidence our efforts to reasonably manage our equity compensation share pool and the corresponding potential dilutive impact to our shareholders. Our fully diluted equity overhang as of the fiscal 2015 year end is between the median and 75th percentile of our peer companies, and reflects additional shares available for future grant obtained through the approval by our shareholders of the 2015 Omnibus Incentive Plan in January 2015.

As discussed below under “Change of Control Arrangements,” the vesting of outstanding stock options and the lapse of restrictions on restricted stock and restricted stock units only accelerate if there is both a change in control of the company and if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives with change in control agreements, a termination by the executive for good reason) within one year (two years for executives with change in control agreements) following the change in control. Because there is no acceleration of awards unless there is both a change in control and, either the awards would be terminated or the grantee’s employment is terminated following the change in control, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Grants During Fiscal Year 2015 (in Respect of Fiscal Year 2014 Performance)

The number of stock options and restricted shares granted to the NEOs in fiscal year 2015, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2015 Grants of Plan-Based Awards table on page 49 of this proxy statement. These equity awards were granted in respect of fiscal year 2014 performance. Equity awards granted in October 2014 were based on overall company and individual performance of the NEOs, and resulted in total direct compensation below the 25th percentile of the competitive market data for Mr. Gershwind, approximating the 25th percentile for Mr. Kaczka, and approximating the median of the market data for Mr. Jones. As discussed above, Mr. Sandler no longer participates in our annual equity award program. In addition to her annual grant, Ms. Heerdt also received a special new hire grant of restricted shares in October 2014 with a grant date value of $100,000. In connection with Mr. Jilla’s appointment as our Chief Financial Officer effective July 20, 2015, Mr. Jilla was awarded a restricted share grant with a grant date value of $500,000.

Grants During Fiscal Year 2016 (in Respect of Fiscal Year 2015 Performance)

The number of stock options and restricted shares granted to the NEOs in fiscal year 2016, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Equity Awards Granted in the First Quarter of Fiscal Year 2016 table on page 51 of this proxy statement. These equity awards were granted in respect of fiscal year 2015 performance. Equity awards granted in October 2015 were based on overall company and individual performance of the NEOs, and resulted in total direct compensation below the 25th percentile of the competitive market data for Mr. Gershwind, and between the 25th and 50th percentiles for Messrs. Jilla and Jones and Ms. Heerdt. As discussed above, Mr. Sandler no longer participates in our annual equity award program (or annual incentive bonus plan) and his compensation is not benchmarked against the competitive market data.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price on the date of grant. Our current policy is that options and restricted stock unit awards to executive officers and other senior officers are granted on an annual basis at the October meeting of the Committee, which occurs when our Board reviews annual financial results and when the Committee completes its annual compensation review process. The approval process specifies:

•	the individual receiving the grant;
•	the dollar value of stock options, with the number of options to be determined based on a Black-Scholes valuation; and
•	the dollar value of restricted stock units, with the number of restricted stock units to be determined based on the closing price of our shares on the date of grant.

Grants for associates other than officers also are approved by the Committee and the Committee does not delegate authority for making grants to any member of management. Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special meetings. We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy; Pledging

Under our insider trading policy, short-selling, margin transactions, trading in exchange-traded options and engaging in hedging transactions such as prepaid variable forward contracts, are prohibited. Our insider trading policy also prohibits pledging shares in margin accounts. Associates and directors may only pledge company shares as collateral for a loan outside of a margin account up to 10% of their ownership of company shares (excluding options and unvested restricted stock units and restricted shares), provided that shares required to be held pursuant to our stock ownership guidelines may not be pledged. Our Nominating and Corporate Governance Committee retains discretion to permit limited exceptions to the 10% restriction. None of our executive officers or directors currently has pledged any company shares.

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as travel and other perquisites. Our executives can participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of a participant’s contributions), our Associate Stock Purchase Plan and our health benefit and insurance programs on the same basis as all our associates. We also provide our executives with either a car allowance or a leased vehicle. Generally, our travel policies provide that executives travel coach class (domestic) and business class (international) on company business and pay the travel and related expenses of any family member that may accompany them.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change of Control Arrangements

All of our current NEOs are parties to “change in control” severance arrangements, other than Mr. Sandler, whose change in control agreement terminated on December 31, 2012. For a description of our executives’ change in control agreements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” on page 54 of this proxy statement.

We believe that such arrangements are important to promote the stability of our business and our key personnel during the transition period following a change in control transaction, and to keep our executives focused on the business rather than on their employment prospects. These arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the change of control benefits only are provided if the executive remains with the company through the change of control and if there is a termination of employment without cause or by the executive for good reason, commonly referred to as a “double trigger.” See the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Agreements” on page 54 of this proxy statement. We do not have any other severance arrangements with our NEOs, other than as provided in Mr. Sandler’s restricted stock unit award discussed in such section and in respect of the operation of the acceleration features of our equity plans discussed below.

As discussed in more detail in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans” on page 55 of this proxy statement, since January 2006, all stock options, and restricted stock unit and restricted stock awards have been made under our 2005 and 2015 Omnibus Incentive Plans. Under our Omnibus Incentive Plans, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and restricted stock and restricted stock unit awards shall be continued, assumed or substituted if so provided in the merger agreement. If the merger agreement does not provide for continuation, assumption or substitution of equity awards, the vesting of outstanding options shall accelerate and the restrictions applicable to all restricted stock and restricted stock unit awards shall lapse. In addition, following any change in control, if an associate’s employment is terminated without cause within one year following the change in control, vesting also shall accelerate. For executive officers with change in control agreements, the protection period is extended to two years and vesting also accelerates in cases of termination by the executive for good reason. The Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted stock and restricted stock unit awards in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other associates in transactions which are not approved by our Board. Because there is no acceleration of awards unless there is both a change in control and, either the awards are terminated or the grantee’s employment is terminated following the change in control, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Jeffrey Kaczka Retirement and Transition Agreement

For a discussion of Mr. Kaczka’s Retirement and Transition Agreement, please see “Jeffrey Kaczka Retirement and Transition Agreement” on page 57 of this proxy statement.

Thomas Cox Separation Agreement

For a discussion of Mr. Cox’s Separation Agreement, please see “Thomas Cox Separation Agreement” on page 58 of this proxy statement.

Executive Incentive Compensation Recoupment Policy

Upon recommendation of the Committee, our Board adopted in October 2009 an Executive Incentive Compensation Recoupment Policy. The policy covers all executive officers of the company, as well as the company’s corporate controller, and applies to incentive awards under our annual incentive compensation plan and equity awards under our equity plans, granted or awarded after the adoption of the Policy. The policy provides our Board with discretion to obtain recoupment of awards as follows:

•	in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;
•	in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards, and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and
•	in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment, and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board only may seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In addition, our equity award documents provide for forfeiture of awards in cases where a grantee violates a confidentiality, non-competition or non-solicitation covenant or agreement and for recoupment in cases where, following a termination of employment, the company determines that a termination for cause would have been justified prior to such termination.

In the event of a change in control, as defined in our Omnibus Incentive Plans, the company’s right to seek recoupment shall terminate.

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted in November 2011 stock ownership guidelines for all of our executive officers. The ownership guidelines provide for our Section 16 executive officers to own a minimum number of shares, which (i) for each of our Executive Vice Chairman and Chief Executive Officer, is the number of shares having a value equal to at least six times such individual’s annual base salary, (ii) for any Executive Vice President, is the number of shares having a value equal to at least three times such executive’s annual base salary, (iii) for any Senior Vice President, is the number of shares having a value equal to at least two times such executive’s annual base salary, and (iv) for any Vice President, is the number of shares having a value equal to at least one times such executive’s annual base salary. All shares held by our executives, including unvested restricted shares, and restricted stock units but not including shares underlying unexercised stock options, count toward these guidelines. The guidelines provide for our executives to reach these goals within the later of five years from the date on which the guidelines were adopted or five years from the date on which the executive is appointed. Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares (i.e., after tax withholding and shares sold to pay the exercise price of option) received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our executive officers are in compliance with their current stock ownership guidelines. In addition to our stock ownership guidelines, we believe that the extended vesting provisions of our options and restricted stock and restricted stock unit awards for our executives properly align their interests with those of our shareholders, and encourage and incentivize long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). We design our compensation programs to consider the effect of Section 162(m) together with the objectives of our compensation programs. Stock options granted under our equity compensation plans are intended to qualify as performance-based compensation for purposes of Section 162(m), but annual restricted stock unit awards under such plans do not qualify as performance-based compensation, and are therefore subject to the $1 million limit on deductible compensation. Annual cash bonuses under our fiscal year 2015 annual cash incentive program were made under our shareholder-approved 2005 Omnibus Incentive Plan and are intended to qualify as performance-based compensation for purposes of Section 162(m). Although the Compensation Committee may determine it necessary to pay non-deductible compensation to achieve our executive compensation objectives, we do not anticipate that we will pay any material non-deductible compensation.

COMPENSATION RISK ASSESSMENT

The Compensation Committee of our Board engaged F.W. Cook to conduct a comprehensive risk assessment of our incentive-based compensation plans in 2013 to assist the Compensation Committee in its compensation risk assessment. In its report to the Compensation Committee, F.W. Cook determined that our incentive plans were well-aligned with sound compensation design principles. In 2015, at the request of the Compensation Committee, F.W. Cook updated and confirmed its earlier assessment. Based on the Compensation Committee’s review and the F.W. Cook reports, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive incentive bonus plan includes the following design features which the Compensation Committee believes properly incentivize senior management:
➢	target bonuses generally do not exceed 100% of base salary;
➢	maximum payouts are capped at 150% of target;
➢	payout levels generally are calculated on a straight line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;
➢	25% of the target bonus is subject to the Compensation Committee’s discretionary evaluation of qualitative factors, including individual performance, execution of our service model and achievement of company strategic initiatives, which serves to focus management on longer-term initiatives;
➢	75% of target awards and award levels above target are based on achievement of diluted earnings per share, which the Compensation Committee retains discretion to adjust to account for non-recurring and other similar items (in fiscal 2015, due to deteriorating macro-economic conditions, we adopted a second fiscal half year bonus program under which executives could earn 25% of target based on achievement of a challenging adjusted operating margin target); and
➢	the Compensation Committee retains discretion to reduce bonus payouts below the amounts otherwise payable based on performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in earnings per share performance and to award discretionary bonuses above the maximum payout levels to reward extraordinary performance;
•	annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance;
•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value; and
•	equity awards for all associates provide vesting periods of four years for stock options and five years for restricted stock and restricted stock unit awards.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, we have adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board,

Denis Kelly (Chairman)
Roger Fradin
Louise Goeser
Michael Kaufmann
Steven Paladino

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the company during the fiscal years ended August 29, 2015, August 30, 2014 and August 31, 2013:

•	Erik Gershwind, our President and Chief Executive Officer;
•	David Sandler, our Executive Vice Chairman;
•	Rustom Jilla, our Executive Vice President and Chief Financial Officer;
•	Jeffrey Kaczka, our former Executive Vice President and Chief Financial Officer;
•	Douglas Jones and Kari Heerdt, who were among the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, the 2015 fiscal year; and
•	Thomas Cox, who was an executive officer during a portion of the 2015 fiscal year and would otherwise have been included among the three other most highly compensated executive officers.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” preceding this discussion. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Erik Gershwind	2015	685,869	—	474,932		645,987		432,000	19,963	2,258,751
President and Chief Executive Officer	2014	648,491	—	499,962		679,987		666,400	19,758	2,514,598
	2013	547,500	—	269,991		479,999		200,000	18,930	1,516,420
David Sandler	2015	775,030	—	—		—		—	765,081	1,540,111
Executive Vice Chairman	2014	775,030	—	—		—		—	270,046	1,045,076
	2013	780,192	—	—		—		—	350,852	1,131,044
Rustom Jilla(7)	2015	45,673	—	499,981		—		—	3,825	549,479
Executive Vice President and Chief Financial Officer
Douglas Jones	2015	376,034	—	179,926		314,986		99,239	17,896	988,081
Executive Vice President, Chief Supply Chain Officer	2014	368,670	—	199,985		349,993		158,303	18,230	1,095,181
	2013	361,439	—	199,975		349,987		49,248	97,239	1,057,888
Kari Heerdt	2015	325,050	100,000	249,904		199,989		72,367	18,523	965,833
Senior Vice President and Chief People Officer
Jeffrey Kaczka(8)	2015	384,182	—	231,239		323,746		—	441,474	1,380,641
Former Executive Vice President and Chief Financial Officer	2014	423,664	—	249,940		349,993		196,000	21,152	1,240,749
	2013	415,359	—	199,975		349,987		52,242	20,687	1,038,250
Thomas Cox(9)	2015	126,410	—	747,986	(10)	255,565	(11)	—	507,476	1,637,437
Former Executive Vice President, Sales	2014	355,159	—	199,985		299,989		167,927	11,796	1,034,856
	2013	348,192	—	259,989		472,819		52,242	11,290	1,144,532

(1)	The amounts shown in this column reflect the executive’s actual base salary, including amounts deferred under our 401(k) plan.
(2)	The amount in this column for Ms. Heerdt reflects an aggregate cash signing bonus of $100,000, paid in two installments, as part of Ms. Heerdt’s employment package in connection with her August 2014 appointment as our Senior Vice President and Chief People Officer.
(3)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2015, 2014 and 2013, calculated in accordance with FASB ASC Topic 718. This valuation method values restricted stock and restricted stock units granted during the indicated year, based on the fair market value of our Class A common stock (the closing price as reported on the New York Stock Exchange) on the date of grant. The full grant-date fair value of restricted stock units granted in the first quarter of fiscal year 2016 (with respect to fiscal year 2015 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2016 table on page 51 of this proxy statement. Please see footnote 10 below for a discussion of the amount reported for Mr. Cox for fiscal year 2015.
(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2015, 2014 and 2013, calculated in accordance with FASB ASC Topic 718. The full grant-date fair value of stock options granted in the first quarter of fiscal year 2016 (with respect to fiscal year 2015 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2016 table on page 51 of this proxy statement. For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2015, 2014 and 2013, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2015. Please see footnote 11 below for a discussion of the amount reported for Mr. Cox for fiscal year 2015.
(5)	The amounts in this column reflect amounts earned pursuant to our annual cash incentive awards program for our named executive officers. For more information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2015 Executive Compensation — Annual Incentive Bonus Program” on page 35 of this proxy statement.
(6)	See the Fiscal Year 2015 All Other Compensation table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2015.
(7)	Mr. Jilla was appointed our Executive Vice President and Chief Financial Officer effective July 20, 2015.
(8)	Mr. Kaczka retired effective July 20, 2015.
(9)	Mr. Cox resigned effective November 14, 2014.
(10)	This amount represents the incremental fair value, calculated in accordance with FASB ASC Topic 718, of restricted stock awards modified in fiscal year 2015 to provide for the continued vesting of restricted stock awards. The incremental fair value of such restricted stock (which are unvested restricted stock awarded prior to fiscal year 2015) is computed as the full fair value of all unvested restricted stock as of the date of Mr. Cox’s separation agreement. Please see “Potential Payments Upon Termination or Change in Control — Thomas Cox Separation Agreement” on page 58 of this proxy statement.
(11)	This amount represents the incremental fair value, calculated in accordance with FASB ASC Topic 718, of options modified in fiscal year 2015 to provide for accelerated vesting. Please see “Potential Payments Upon Termination or Change in Control — Thomas Cox Separation Agreement” on page 58 of this proxy statement.

Fiscal Year 2015 All Other Compensation

Name	Auto Allowance ($)	Housing ($)		401(k) Match ($)	Group Term Life Insurance ($)	Dividend Equivalent Units ($)		Retention ($)		Severance ($)		Total ($)
Erik Gershwind	12,000	—		7,783	180	—		—		—		19,963
David Sandler	—	—		7,800	774	756,507	(1)	—		—		765,081
Rustom Jilla	1,269	2,500	(2)	—	56	—		—		—		3,825
Douglas Jones	9,958	—		7,524	414	—		—		—		17,896
Kari Heerdt	6,231	—		12,022	270	—		—		—		18,523
Jeffrey Kaczka	23,672	—		7,320	745	—		409,737	(3)	—		441,474
Thomas Cox	3,635	—		397	127	—		—		503,317	(4)	507,476

(1)	The amount in this column for Mr. Sandler represents dividend equivalent units on restricted stock units held by Mr. Sandler.
(2)	The amount in this column for Mr. Jilla consists of a real estate brokerage fee paid by the company in connection with Mr. Jilla’s relocation.
(3)	The amount in this column for Mr. Kaczka consists of amounts paid or accrued during fiscal year 2015 pursuant to his retirement agreement, as follows: (i) $47,810 of salary continuation payments paid in fiscal year 2015, (ii) $360,000 of cash retention payments in fiscal year 2015, and (iii) $1,926 representing COBRA health coverage premiums. Please see “Potential Payments Upon Termination or Change in Control — Jeffrey Kaczka Retirement and Transition Agreement” for a description of Mr. Kaczka’s retirement agreement.
(4)	The amount in this column for Mr. Cox consists of amounts paid or accrued during fiscal year 2015 pursuant to his separation agreement, as follows: (i) $422,249 of cash severance and special recognition payments paid in fiscal year 2015, (ii) $38,000 representing COBRA health coverage premiums, (iii) $13,068 for continued use of a company-leased automobile, and (iv) $30,000 for outplacement services. The amounts reported for Mr. Cox under the Stock Awards and Option Awards columns of the Summary Compensation Table include the incremental fair values of restricted stock and options modified in connection with Mr. Cox’s separation agreement and are discussed in footnotes 10 and 11 to the Summary Compensation Table. Please see “Potential Payments Upon Termination or Change in Control — Thomas Cox Separation Agreement” for a description of Mr. Cox’s separation agreement.

Fiscal Year 2015 Grants of Plan-Based Awards

The following table shows the stock option and restricted stock awards granted to our named executive officers in fiscal year 2015 (with respect to fiscal year 2014 performance and, in the cases of Mr. Jilla and Ms. Heerdt, their sign-on grants) and the estimated possible payouts under the cash incentive awards granted to our named executive officers in respect of fiscal year 2015 performance. Please see footnotes 7 and 8 below with respect to the modification of Mr. Cox’s restricted stock and unvested stock options in connection with his separation. Mr. Sandler does not participate in our annual bonus or equity incentive programs.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Option (#)(2)		Exercise or Base of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)		Target ($)		Maximum ($)
Erik Gershwind	—	225,000	(5)	900,000	(5)	1,350,000	(5)	—		—		—	—
	—	—		225,000	(6)	—		—		—		—	—
	10/22/2014	—		—		—		5,720		—		—	474,932
	10/22/2014	—		—		—		—		45,945		83.03	645,987
Rustom Jilla	7/20/2015	—		—		—		7,102		—		—	499,981
Douglas Jones	—	51,741	(5)	206,965	(5)	310,448	(5)	—		—		—	—
	—	—		51,741	(6)	—		—		—		—	—
	10/22/2014	—		—		—		2,167		—		—	179,926
	10/22/2014	—		—		—		—		22,403		83.03	314,986
Kari Heerdt	—	37,691	(5)	150,765	(5)	226,148	(5)	—		—		—	—
	—	—		37,691	(6)	—		—		—		—	—
	10/20/2014	—		—		—		1,217		—		—	99,952
	10/22/2014	—		—		—		1,806		—		—	149,952
	10/22/2014	—		—		—		—		14,224		83.03	199,989
Jeffrey Kaczka	—	64,063		256,250		384,375		—		—		—	—
	10/22/2014	—		—		—		2,785		—		—	231,239
	10/22/2014	—		—		—		—		23,026		83.03	323,746
Thomas Cox	10/30/2014	—		—		—		9,330	(7)	—		—	747,986	(7)
	10/30/2014	—		—		—		—		6,690	(8)	66.69	90,181	(8)
	10/30/2014	—		—		—		—		15,442	(8)	69.46	165,384	(8)

(1)	The amounts in this column reflect restricted stock awards granted in fiscal year 2015 (with respect to fiscal year 2014 performance) pursuant to our 2005 Omnibus Incentive Plan. These restricted stock awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). Mr. Jilla’s restricted stock award on July 20, 2015 was a new-hire grant made under our 2015 Omnibus Incentive Plan and vests 20% on each of the first through fifth anniversaries of the grant date (with the same limited exceptions). Ms. Heerdt’s restricted stock grant on October 20, 2014 was a new-hire grant made under our 2005 Omnibus Incentive Plan and vests 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with the same limited exceptions). These restricted stock awards have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2015 Executive Compensation — Long-Term Stock-Based Compensation” on page 39 of this proxy statement. For the restricted stock awards granted to our named executive officers with respect to fiscal year 2015 performance (although made in fiscal year 2016), see the Equity Awards Granted in the First Quarter of Fiscal Year 2016 table below. Please see footnote 7 below with respect to the modification of Mr. Cox’s restricted stock in connection with his separation.

(2)	This column reflects stock option awards granted in fiscal year 2015 (with respect to fiscal year 2014 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2015 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2015 Executive Compensation — Long-Term Stock-Based Compensation” on page 39 of this proxy statement. For the stock options granted to our named executive officers with respect to fiscal year 2015 performance (although made in fiscal year 2016), see the Equity Awards Granted in the First Quarter of Fiscal Year 2016 table below. Please see footnote 8 below with respect to the modification of Mr. Cox’ unvested stock options in connection with his separation.
(3)	Awards were issued with an exercise price equal to the fair market value on the grant date, which we determined based on the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant.
(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718. The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For restricted stock awards, fair value is the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant. The closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on October 22, 2014 was $83.03 ($70.40 on July 20, 2015 in the case of Mr. Jilla’s July 20, 2015 grant and $82.13 on October 20, 2014 in the case of Ms. Heerdt’s October 20, 2014 grant). The fair values shown for stock options are accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2015.
(5)	These columns reflect the potential threshold, target and maximum annual cash incentive compensation payable to such named executive officer in respect of fiscal year 2015. Amounts actually earned in fiscal year 2015 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2015 Executive Compensation — Annual Incentive Bonus Program” on page 35 of this proxy statement. Annual bonus awards for the named executive officers (other than Messrs. Sandler, Jilla and Cox who did not participate in the 2015 annual incentive bonus program) were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to our Compensation Committee’s exercise of discretion to reduce the actual payouts. Consistent with our Compensation Committee’s policy, our Compensation Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2015 annual incentive bonus program and second half fiscal 2015 bonus plan (please see footnote 6 below).
(6)	These columns reflect the potential target cash incentive compensation payable to such named executive officer under the second fiscal half 2015 bonus plan. Amounts actually earned in fiscal year 2015 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2015 Executive Compensation — Annual Incentive Bonus Program” on page 35 of this proxy statement. Please see footnote 5 above (Messrs. Sandler, Jilla, Kaczka and Cox did not participate in the second fiscal half 2015 bonus plan).
(7)	Represents restricted stock awards that were modified pursuant to Mr. Cox’s separation agreement on October 30, 2014 to provide for continued vesting. The amount in the Grant Date Fair Value of Stock and Option Awards column reflects the incremental fair value resulting from the modification, calculated in accordance with FASB ASC Topic 718.

(8)	Represents unvested stock options that were modified pursuant to Mr. Cox’s separation agreement on October 30, 2014 to provide for accelerated vesting. The amount in the Grant Date Fair Value of Stock and Option Awards column reflects the incremental fair value resulting from the modification, calculated in accordance with FASB ASC Topic 718.

Dividends declared from time to time on our outstanding shares of Class A common stock are paid on our restricted stock awards, including the portion on which the restrictions have not lapsed, since the shares are outstanding. The quarterly dividend rate for each quarter of fiscal year 2015 was $0.40 per share and a special cash dividend of $3.00 per share was paid in the first fiscal quarter of 2015.

Equity Awards Granted in the First Quarter of Fiscal Year 2016

On October 19, 2015, we granted stock options and restricted stock units to all of our current named executive officers, other than Mr. Sandler (who does not participate in our equity incentive program), with respect to fiscal year 2015 performance. These awards, which are not listed in the above tables, are as follows:

Name	Number of Stock Options Granted (#)(1)	Value of Stock Options Granted ($)(2)	Number of Restricted Stock Units Granted (#)(3)	Value of Restricted Stock Units Granted ($)(4)
Erik Gershwind	84,059	674,994	14,006	824,953
Rustom Jilla	39,227	314,993	6,536	384,970
Douglas Jones	30,821	247,493	5,135	302,452
Kari Heerdt	19,613	157,492	3,268	192,485

(1)	This column reflects stock option awards granted in the first quarter of fiscal year 2016 (with respect to fiscal year 2015 performance) pursuant to our 2015 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2016 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2015 Executive Compensation — Long-Term Stock-Based Compensation” of this proxy statement.
(2)	The stock options granted were valued at $8.03 per share in accordance with FASB ASC Topic 718.
(3)	These amounts represent restricted stock units granted in the first quarter of fiscal year 2016 (with respect to fiscal year 2015 performance) pursuant to our 2015 Omnibus Incentive Plan. These awards vest 20% on each of the first through fifth anniversaries of the grant date (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The restricted stock units granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2015 Executive Compensation — Long-Term Stock-Based Compensation” of this proxy statement.
(4)	These values are based upon the grant date fair value of $58.90 per share, which was the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on October 19, 2015, in accordance with FASB ASC Topic 718.

Dividends are not paid on unvested restricted stock units. Dividend equivalent units accrue on unvested restricted stock units and vest at the same times as the underlying restricted stock units.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

The following table shows the amount of outstanding stock option, restricted stock and restricted stock unit awards previously granted and held by the named executive officers as of August 29, 2015.

The market value of the stock awards is based on the closing price of a share of our Class A common stock as of August 28, 2015, the last business day of our 2015 fiscal year, which was $67.45.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable	Unexercisable
Erik Gershwind	32,743	—		54.52	10/18/2017	—		—
	20,068	6,690	(1)	66.69	10/20/2018	—		—
	15,676	15,676	(2)	69.46	10/23/2019	—		—
	11,348	34,045	(3)	81.76	10/22/2020	—		—
	—	45,945	(4)	83.03	10/21/2021	—		—
	—	—		—	—	1,192	(5)	80,400
	—	—		—	—	1,949	(6)	131,460
	—	—		—	—	3,887	(7)	262,178
	—	—		—	—	6,115	(8)	412,457
	—	—		—	—	5,720	(9)	385,814
David Sandler	—	—		—	—	70,036	(10)	4,723,928
Rustom Jilla	—	—		—	—	7,102	(11)	479,030
Douglas Jones	12,119	—		54.52	10/18/2017	—		—
	14,855	4,952	(1)	66.69	10/20/2018	—		—
	11,430	11,430	(2)	69.46	10/23/2019	—		—
	5,841	17,523	(3)	81.76	10/22/2020	—		—
	—	22,403	(4)	83.03	10/21/2021	—		—
	—	—		—	—	917	(5)	61,852
	—	—		—	—	1,499	(6)	101,108
	—	—		—	—	2,879	(7)	194,189
	—	—		—	—	2,446	(8)	164,983
	—	—		—	—	2,167	(9)	146,164
Kari Heerdt	—	14,224	(4)	83.03	10/21/2021	—		—
	—	—		—	—	1,217	(12)	82,087
	—	—		—	—	1,806	(9)	121,815
Jeffrey Kaczka	5,841	—		81.76	10/22/2020	—		—
Thomas Cox	—	—		—	—	595	(5)	40,133
	—	—		—	—	940	(6)	63,403
	—	—		—	—	1,807	(7)	121,882
	—	—		—	—	1,180	(8)	79,591

(1)	These stock options became exercisable on October 21, 2015.
(2)	One-half of these stock options became exercisable on October 24, 2015 and an additional one-half of these stock options will become exercisable on October 24, 2016.

(3)	One-third of these stock options became exercisable on October 23, 2015. An additional one-third of these stock options will become exercisable on each of October 23, 2016 and October 23, 2017.
(4)	One-quarter of these stock options became exercisable on October 22, 2015. An additional one-quarter of these stock options will become exercisable on each of October 22, 2016, October 22, 2017 and October 22, 2018.
(5)	The restrictions on these shares lapsed on October 19, 2015.
(6)	The restrictions on one-half of these shares lapsed on October 21, 2015 and the restrictions on an additional one-half of these shares will lapse on October 21, 2016.
(7)	The restrictions on one-half of these shares lapsed on October 24, 2015. The restrictions on an additional one-quarter of these shares will lapse on each of October 24, 2016 and October 24, 2017.
(8)	The restrictions on one-half of these shares will lapse on October 23, 2016. The restrictions on an additional one-quarter of these shares will lapse on each of October 23 2017 and October 23, 2018.
(9)	The restrictions on one-half of these shares will lapse on October 22, 2017. The restrictions on an additional one-quarter of these shares will lapse on each of October 22, 2018 and October 22, 2019.
(10)	This amount reflects 61,139 restricted stock units granted to Mr. Sandler and 8,897 dividend equivalent units accrued on the restricted stock units. Vesting of the RSU award (including dividend equivalent units) is conditioned on Mr. Sandler continuing to serve as our Executive Vice Chairman of the Board through December 31, 2016.
(11)	The restrictions on these shares will lapse 20% on each of July 20, 2016, July 20, 2017, July 20, 2018, July 20, 2019 and July 20, 2020.
(12)	The restrictions on one-half of these shares will lapse on October 20, 2017. The restrictions on an additional one-quarter of these shares will lapse on each of October 20, 2018 and October 20, 2019.

Fiscal Year 2015 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A common stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2015, (ii) the number of shares of restricted stock and/or the number of restricted stock units held by the named executive officers which vested in fiscal year 2015, and (iii) the value realized upon the exercise of such stock options and the vesting of such shares or units, in each case before payment of any applicable withholding tax and broker commissions.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Erik Gershwind	18,928	495,346	3,939	322,697
David Sandler	—	—	126,524	10,414,166
Rustom Jilla	—	—	—	—
Douglas Jones	—	—	3,214	263,213
Kari Heerdt	—	—	—	—
Jeffrey Kaczka	16,382	233,363	2,623	203,153
Thomas Cox	85,390	1,368,828	4,613	377,588

(1)	The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination or Change in Control

Change in Control Agreements

Each of our current named executive officers, other than Mr. Sandler, has a written agreement that provides for payment to that named executive upon a qualifying termination following a change in control of the company. The terms of these agreements are outlined below. In addition to these agreements, each of our current named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the company during his employment and after termination. Each of them also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.

Under the terms of these agreements, “cause” is generally defined to include (i) the willful and continued failure by the executive to substantially perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the company, (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise, or (iii) the executive’s conviction of, or entering a plea of nolo contendere to, a felony. A change in the executive’s “circumstances of employment” will generally be deemed to have occurred if there is (a) a material reduction or change in the executive’s employment duties or reporting responsibilities, (b) a reduction in the executive’s annual base salary, (c) a material diminution in the executive’s status, working conditions or other economic benefits, or (d) the company requiring the executive to be based at any place outside a 30-mile radius from the company’s offices where the executive was based prior to a change in control.

In addition, a change in control of the company will generally be deemed to have occurred under these agreements if (i) a person or entity, other than members of the Jacobson or Gershwind families, acquires beneficial ownership of 50% or more of the combined voting power of the company’s voting securities, (ii) there is a change in the Board as a result of which the Board members cease to constitute a majority of the Board, (iii) there is a consummation of a merger or consolidation, other than a merger or consolidation that results in our shareholders holding more than 50% of the combined voting power of the voting securities of the surviving entity, (iv) there is a liquidation or dissolution approved by our shareholders, or (v) there is a consummation of a sale of all or substantially all of the company’s assets.

Erik Gershwind, Rustom Jilla, Douglas Jones and Kari Heerdt

Each of Messrs. Gershwind, Jilla and Jones and Ms. Heerdt has a change in control agreement with the company. Messrs. Gershwind’s and Jones’ agreements were amended and restated in December 2014, and each has a term of three years. Mr. Jilla’s and Ms. Heerdt’s agreements were entered into in September 2015 and December 2014, respectively, and each has a term of three years. The term of each agreement automatically renews for successive three-year terms unless terminated by us, in our sole discretion, upon notification to the executive at least 18 months prior to the end of the then current term.

Each agreement provides that if, within two years after the occurrence of a change in control of the company, (a) we terminate the executive’s employment other than for cause or (b) the executive terminates his or her employment following a change in the executive’s “circumstances of employment,” then we will be obligated to pay the executive a severance payment equal to (i) two times the executive’s annual base salary, plus (ii) two times the executive’s targeted annual cash incentive bonus, plus (iii) the pro rata portion of the executive’s targeted annual cash incentive bonus. In addition, any unvested stock options and stock awards would accelerate. As a condition to receiving his or her severance payments and benefits, the executive would be required to execute a general release in favor of the company.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we are obligated to provide the executive with outplacement services for up to six months and healthcare coverage, if elected by the executive, for up to 18 months, and the executive is entitled to receive, at our expense, an automobile allowance for the lesser of two years or the remainder of the automobile lease in effect following the termination of his employment.

Under the change in control agreements, the amount of severance benefits for these executives would be subject to reduction to the extent that the after-tax payments would be increased as a result of the payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986.

David Sandler

David Sandler and the company were previously parties to an amended and restated change in control agreement, which terminated on December 31, 2012.

Although Mr. Sandler does not have an existing change in control agreement with the company, under Mr. Sandler’s RSU Award, in the event of a change in control of the company, the RSU Award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in the circumstances of employment (as such terms were defined in Mr. Sandler’s amended change in control agreement).

Jeffrey Kaczka and Thomas Cox

Each of Messrs. Kaczka and Cox previously had a change in control agreement with the company. Mr. Kaczka’s change in control agreement terminated upon his retirement in July 2015. Mr. Cox’s change in control agreement terminated upon his resignation in November 2014.

Equity Award Plans

The number of outstanding equity awards held by each named executive officer under our Omnibus Incentive Plans as of August 29, 2015 is listed above in the Outstanding Equity Awards at 2015 Fiscal Year-End table. All unvested equity awards at the end of fiscal year 2015 were granted to the named executive officers under our 2005 and 2015 Omnibus Incentive Plans, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the company. The terms of these benefits are described below.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the company’s confidential and proprietary information and to preserve the company’s competitive advantages.

Omnibus Incentive Plans

Each of our 2005 and 2015 Omnibus Incentive Plans is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock unit and restricted stock awards vest if there is a change in control of the company only if both a change in control occurs and such options or awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause or by the executive for good reason within two years following the change in control. A change in control of the company will be deemed to have occurred for purposes of our Omnibus Incentive Plans in the same circumstances as described above under the section entitled “Change in Control Agreements.”

Under our Omnibus Incentive Plans and awards thereunder, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock and restricted stock units shall lapse and the shares shall become fully vested. An associate will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the associate has a total of five years of service with the company.

Potential Payments Upon Termination or Change in Control Table as of August 28, 2015

The following table sets forth the estimated amounts that would be payable to each of our named executive officers (other than Messrs. Kaczka and Cox) upon the termination of his or her employment under certain circumstances or upon a change in control, assuming that the termination of employment or change in control had occurred on August 28, 2015, the last business day of our 2015 fiscal year, and that the price per share of our Class A common stock on that date was $67.45. The actual amounts payable can only be calculated at the time of the event. None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of August 28, 2015.

Mr. Kaczka retired as our Chief Financial Officer effective July 20, 2015 and Mr. Cox resigned from the company effective November 14, 2014. For information regarding Mr. Kaczka’s retention benefits and Mr. Cox’s retirement benefits, see “Jeffrey Kaczka Retirement and Transition Agreement” and “Thomas Cox Separation Agreement” below.

Name and Benefits	Change In Control and Termination of Award ($)(1)	Change in Control and Termination of Employment ($)(2)(3)	Death, Disability or Retirement ($)(4)
Erik Gershwind
Severance	—	3,171,738	—
Auto Allowance	—	24,000	—
Outplacement Services	—	30,000	—
Medical Benefits	—	42,120	—
Accelerated Vesting of Stock Options	5,084	5,084	5,084
Accelerated Vesting of Restricted Stock	1,272,309	1,272,309	1,272,309
Total	1,277,393	4,545,251	1,277,393
David Sandler
Accelerated Vesting of Restricted Stock Unit Award	—	4,723,929	4,723,929
Total	—	4,723,929	4,723,929
Rustom Jilla
Severance	—	1,615,000	—
Auto Allowance	—	30,461	—
Outplacement Services	—	30,000	—
Medical Benefits	—	34,704	—
Accelerated Vesting of Restricted Stock	479,030	479,030	479,030
Total	479,030	2,189,195	479,030
Douglas Jones
Severance	—	1,165,998	—
Auto Allowance	—	31,237	—
Outplacement Services	—	30,000	—
Medical Benefits	—	34,704	—
Accelerated Vesting of Stock Options	3,764	3,764	3,764
Accelerated Vesting of Restricted Stock	668,296	668,296	668,296
Total	672,060	1,933,999	672,060
Kari Heerdt
Severance	—	951,630	—
Auto Allowance	—	29,908	—
Outplacement Services	—	30,000	—
Medical Benefits	—	16,380	—
Accelerated Vesting of Restricted Stock	203,902	203,902	203,902
Total	203,902	1,231,820	203,902

(1)	Unvested stock options and unvested stock awards will vest if there is a change in control of the company only if such options or awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause or by the executive for good reason within two years following the change in control. The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 28, 2015, which was $67.45.
(2)	Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination. Each executive also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the company.
(3)	The severance amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change in control of the company and (ii) the termination of employment of the named executive officers within two years following such change in control, (a) by the company, without cause or (b) by the executive for good reason. The estimated severance amount listed in this column for each of the named executive officers was calculated using the named executive officer’s base salary that was in effect as of August 28 2015. The estimated values of the accelerated stock options, restricted stock and restricted stock unit awards listed in this column for each of the named executive officers are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 28, 2015, which was $67.45.
(4)	The amounts in this column reflect estimated amounts payable upon the death, disability or retirement of a named executive officer under the terms of our Omnibus Incentive Plans and awards thereunder. None of our named executive officers are currently eligible for retirement. The estimated values of the accelerated stock options, restricted stock and restricted stock unit awards listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 28, 2015, which was $67.45.

Jeffrey Kaczka Retirement and Transition Agreement

Jeffrey Kaczka retired as our Executive Vice President and Chief Financial Officer effective July 20, 2015. In connection with Mr. Kaczka’s retirement, we entered into a Retirement and Transition Agreement with Mr. Kaczka. The following table sets forth the amounts payable to Jeffrey Kaczka under his retirement agreement. Mr. Kaczka will receive these benefits in consideration for a general release and subject to compliance by Mr. Kaczka with non-competition, non-solicitation, confidentiality and cooperation provisions:

Name	Salary Continuation and Other Retention Payments ($)		Medical Benefits ($)	Total ($)
Jeffrey Kaczka	757,810	(1)	1,926	759,736

(1)	Represents (i) salary continuation of $47,810 for the period from July 20, 2015 through August 29, 2015, (ii) a retention payment of $360,000 paid on July 30, 2015 and (iii) additional retention payments of $175,000 payable on each of July 20, 2016 and July 20, 2017.

Thomas Cox Separation Agreement

Mr. Thomas Cox resigned from his position as Executive Vice President, Sales, effective November 14, 2014. In connection with Mr. Cox’s resignation, we entered into a separation agreement with Mr. Cox. The following table sets forth the amounts payable to Thomas Cox under his separation agreement. Mr. Cox will receive these benefits in consideration for a general release and subject to compliance by Mr. Cox with non-competition, non-solicitation, confidentiality and cooperation provisions:

Name	Severance and Special Recognition Payments ($)		Auto Allowance ($)		Medical Benefits ($)	Continued Vesting of Restricted Stock ($)		Accelerated Vesting of Stock Options ($)		Outplacement Services ($)		Total ($)
Thomas Cox	1,646,770	(1)	48,600	(2)	38,000	747,986	(3)	255,565	(4)	30,000	(5)	2,766,921

(1)	Represents (i) cash severance of $1,146,770 and (ii) a special recognition payment of $500,000, payable over a three-year period beginning after the separation date.
(2)	Represents the value of the continued use of a leased company automobile.
(3)	Represents the value of restricted stock awards modified to provide for the continued vesting of the restricted stock, based on the closing price of the company’s Class A common stock on October 30, 2014, the date of the separation agreement.
(4)	Represents the intrinsic value of options modified to provide for accelerated vesting, based on the closing price of the company’s Class A common stock on October 30, 2014, the date of the separation agreement.
(5)	Represents the costs for outplacement services.

Indemnification Agreements; Directors and Officers Liability Insurance

We have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of our 401(k) plan. These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

On May 12, 2015, we renewed our policies for directors and officers liability insurance. The policies are issued by Illinois National Insurance Company, AXIS Insurance Co., St. Paul Fire & Marine Ins. Co., and ACE American Insurance Company. The policies expire on May 12, 2016, and the total annual premium is approximately $300,000. On May 12, 2015, we also renewed our fiduciary liability insurance policy, which covers directors and associates who serve as fiduciaries for our employee benefit plans. The policy is issued by Illinois National Insurance Company, expires on May 12, 2016, and the annual premium is approximately $17,000.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL NO. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives. Our compensation programs include a number of key features designed to accomplish these objectives.

Our Board urges shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers. Based on company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2015 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, our Compensation Committee will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Accordingly, we ask our shareholders to vote on the following resolution at our 2016 annual meeting of shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The next shareholder advisory vote on executive compensation will occur at the company’s 2017 annual shareholders’ meeting.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of August 29, 2015 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Equity compensation plans (excluding Associate Stock Purchase Plan)	1,124,278	$73.10	5,770,512	(1)
Associate Stock Purchase Plan	—	—	303,226
Equity compensation plans not approved by security holders	—	—	—
Total	1,124,278	$73.10	6,073,738

(1)	Represents shares available for future issuance under our 2015 Omnibus Incentive Plan. Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-executive directors. Our Compensation Committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of the non-executive directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. In fiscal year 2015, our Compensation Committee engaged F.W. Cook as its compensation consultants.

The key objective of our non-executive directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our shareholders. The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership. We compensate our non-executive directors with a mix of cash and equity-based compensation. Directors who are also executives of the company do not receive any compensation for their service on our Board.

Fiscal Year 2015 Compensation

For the fiscal year ended August 29, 2015, we paid each non-executive director the following compensation:

•	a retainer per director for service on our Board of $42,000 per year, which increased to $50,000 per year following our 2015 annual shareholders meeting;
•	a fee for attendance at a Board meeting of $2,000 per meeting;
•	a fee for attendance at a committee meeting of $1,700 per meeting;
•	an additional retainer for the chairman of the Audit Committee of $15,000 per year, which increased to $20,000 per year following our 2015 annual shareholders meeting;
•	an additional retainer for the chairman of the Compensation Committee of $10,000 per year;
•	an additional retainer for the chairman of the Nominating and Corporate Governance Committee of $7,500 per year; and
•	an annual grant of restricted shares of our Class A common stock consisting of such number of shares having an aggregate fair market value of $115,000 on the date of grant to each director upon his or her election or reelection to our Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

In the event that a director ceases to provide services to the company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. In addition, in the event of a change in control of the company, the restrictions applicable to all outstanding shares of restricted stock and restricted stock units held by the director will lapse, and all shares of restricted stock and shares underlying restricted stock units shall become fully vested and transferable. A change in control of the company for purposes of the 2015 Omnibus Incentive Plan is described above under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements.”

In October 2014, our Compensation Committee recommended, and our Board approved, a change in the non-executive compensation for Mr. Jacobson. Due to the level of Mr. Jacobson’s stock ownership, Mr. Jacobson and the company would need to make a filing and Mr. Jacobson would need to pay a filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the annual equity grant. Under these circumstances, our Board, upon the recommendation of our Compensation Committee, decided that it was appropriate to pay Mr. Jacobson $115,000 in lieu of the annual equity grant, such amount to be paid quarterly in arrears.

Director compensation is paid quarterly in arrears. The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served. Directors who are appointed between annual shareholder meetings receive a pro-rated equity award upon appointment to our Board. In addition, we reimburse our non-executive directors for reasonable out-of-pocket expenses incurred in connection with attending in-person board or committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

Changes in 2016 Compensation

In October 2015, in consultation with F.W. Cook, our Compensation Committee recommended, and our Board approved, the following changes to non-executive director compensation, effective immediately following our 2016 annual meeting of shareholders:

•	increasing the additional retainer for the chairman of the Nominating and Corporate Governance Committee from $7,500 to $10,000 per year.

In addition, beginning with the annual equity grant following reelection to the Board at the 2016 annual shareholders meeting, restricted shares will be replaced with restricted stock unit awards, consistent with the change made for executives. Dividends are not paid on unvested restricted stock units. Dividend equivalent units accrue on unvested restricted stock units and vest at the same times as the underlying restricted stock units.

Non-Executive Director Summary Compensation in Fiscal Year 2015

The following table presents the compensation paid to our non-executive directors in respect of fiscal year 2015 for their services as directors. Messrs. Gershwind and Sandler, who are also executive officers of the company, did not receive compensation for their services as directors of the company in fiscal year 2015. Messrs. Kaufmann and Paladino were elected to the Board on September 24, 2015.

Name of Director	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Jonathan Byrnes(5)	88,900	114,927	—	203,827
Roger Fradin(5)	79,800	114,927	—	194,727
Louise Goeser(5)	98,100	114,927	—	213,027
Mitchell Jacobson(5)	146,967	—	281,966	428,933
Denis Kelly(5)	100,600	114,927	—	215,527
Philip Peller(5)	108,100	114,927	—	223,027

(1)	Reflects annual cash board and committee retainers, committee meeting fees and board meeting fees earned by our non-executive directors for services provided during fiscal year 2015.
(2)	The amounts in this column do not reflect compensation actually received by our non-executive directors nor do they reflect the actual value that will be recognized by the non-executive directors. Instead, the amounts reflect the grant date fair value of restricted share awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of restricted share awards was calculated using the closing market price of our Class A common stock as reported on the New York Stock Exchange on the date of grant.

(3)	Ms. Goeser and Messrs. Byrnes, Fradin, Jacobson, Kelly and Peller each received a grant of 1,547 restricted shares on January 15, 2015 following our 2015 annual meeting of shareholders. The restricted share awards are subject to restrictions on transfer that terminate as follows: one-half of such shares may be sold on or after the first anniversary of the date of grant and the remaining shares may be sold on or after the second anniversary of the date of grant.
(4)	As our Non-executive Chairman of the Board, Mr. Jacobson continues to participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of his contributions) and our group term life insurance program. In addition, we provide Mr. Jacobson with access to an employee of the company to serve as his personal administrative assistant. We incurred payroll and fringe benefit costs for Mr. Jacobson’s personal assistant in fiscal year 2015 of $149,626 and made $130,774 in tax gross-up payments to Mr. Jacobson to reimburse him for income taxes in respect of the fiscal year 2015 compensation attributed to him for the use of the personal administrative assistant. Mr. Jacobson received $1,401 in 401(k) matching funds from the company and group term life insurance benefits of $165 during fiscal year 2015.
(5)	The table below shows the aggregate number of unvested restricted stock awards held by our non-executive directors as of August 29, 2015.

Name of Director	Stock Awards (in number of shares)
Jonathan Byrnes	2,196
Roger Fradin	2,196
Louise Goeser	2,196
Mitchell Jacobson	649
Denis Kelly	2,196
Philip Peller	2,196

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Written Related Person Transactions Policy

We have adopted a written related person transactions policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our shareholders. The Nominating and Corporate Governance Committee must review and approve any related person transaction proposed to be entered into and if appropriate, ratify any such transaction previously commenced and ongoing. The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairman of the Nominating and Corporate Governance Committee, who may act alone. The Chairman will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority. Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related person transaction.

Under our related person transactions policy, any relationship, arrangement or transaction between the company and (a) any director, executive officer or any immediate family member of either a director or an executive officer, (b) any beneficial owner of more than 5% of our Class A common stock or (c) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (i) transactions available to all associates generally, (ii) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (iii) transactions involving executive compensation approved by our Compensation Committee or director compensation approved by our Board and (iv) certain charitable contributions.

Related Person Transactions

Other than compensation agreements and other arrangements, including those described under the sections entitled “Executive Compensation” on page 46 of this proxy statement and “Director Compensation” on page 61 of this proxy statement, and the arrangements described below, since the beginning of fiscal year 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, nominee, executive officer, holder of more than 5% of our Class A common stock or our Class B common stock or any member of their immediate family had or will have a direct or indirect material interest.

Real Estate Affiliate Transaction

We are affiliated with a real estate entity that leases a distribution center located in Atlanta, Georgia to Sid Tool, our operating subsidiary. The real estate entity is owned and controlled by our principal shareholders, Mitchell Jacobson, our Chairman, and one of his family related trusts, and by his sister, Marjorie Gershwind Fiverson and one of her family related trusts. The original square footage of the distribution center was approximately 529,000 square feet. The terms of the lease agreement were independently determined to be at fair market value at the time we entered into the lease. On April 1, 2008, we and the landlord entered into an amendment to the lease, which provided for a 172,000 square foot expansion of this facility and an extension of the lease term until 2030. Based on local market terms and data compiled by an independent real estate consultant, we believe the lease amendment to be on arm’s length terms. The total rent paid by Sid Tool under the foregoing lease agreement was $2,318,009 in fiscal year 2015. The aggregate rent to be paid by Sid Tool under the remaining lease term is approximately $36,748,085, including $2,350,426 to be paid in fiscal year 2016. Sid Tool is responsible for obtaining and maintaining property insurance for the distribution center as reasonably required by the real estate entity and is reimbursed by the real estate entity for such insurance.

The arrangement described above, along with any changes thereto, is approved by the Nominating and Corporate Governance Committee of our Board on an annual basis. We believe that the terms of the arrangement described above were at least as favorable to the company as could have been obtained from unaffiliated third parties at the time the arrangement was entered into.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 30, 2015, except as otherwise noted, regarding the beneficial ownership of our Class A common stock and our Class B common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	each director and nominee for director of the company;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of Class A common stock subject to options that are exercisable as of October 30, 2015 or are exercisable within 60 days of October 30, 2015 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In addition, since all of the shares of Class B common stock are convertible at the option of the holder into Class A common stock on a share-for-share basis, the beneficial owner of shares of Class B common stock is deemed to be a beneficial owner of the same number of shares of Class A common stock. In indicating below the amount and nature of a person’s beneficial ownership of Class A common stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A common stock all shares of Class B common stock of which such person is a beneficial owner. Furthermore, such shares of Class A common stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 48,336,773 shares of our Class A common stock and 13,295,747 shares of our Class B common stock outstanding as of October 30, 2015. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Class A common stock			Class B common stock			Percent Voting Power(1)
	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class
Mitchell Jacobson(2)	8,210,332	(3)	14.6%	7,836,579	(4)	58.9%	43.4%
Marjorie Gershwind Fiverson(5)	2,567,539	(6)	5.1%	2,501,648	(7)	18.8%	13.8%
Erik Gershwind(2)	1,707,702	(8)	3.4%	1,364,860	(9)	10.3%	7.7%
Stacey Bennett(5)	1,113,760	(10)	2.3%	1,084,860	(11)	8.2%	6.0%
Mitchell L. Jacobson 2005 GRAT #2 Trust(5)	2,017,783	(12)	4.0%	1,909,954	(13)	14.4%	10.6%
JP Morgan Chase & Co. and its Subsidiaries(14)	2,444,113		5.1%	—		—	1.3%
Janus Capital Management LLC and its Subsidiaries(15)	3,085,859		6.4%	—		—	1.7%
The Vanguard Group(16)	3,334,852		6.9%	—		—	1.8%
BlackRock, Inc. and its Subsidiaries(17)	3,353,162		6.9%	—		—	1.8%
Select Equity Group, L.P.(18)	3,868,136		8.0%	—		—	2.1%

(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 30, 2015 or are exercisable within 60 days of October 30, 2015 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.
(3)	This number includes (a) 649 unvested restricted shares of Class A common stock over which Mr. Jacobson has voting rights but which are subject to restrictions on transfer; (b) 148,257 shares of Class A common stock held by a family charitable foundation, of which Mr. Jacobson is a director, as to which shares Mr. Jacobson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Mr. Gershwind); (c) 107,829 shares of Class A common stock held by a trust, of which Mr. Jacobson is the settlor and Mr. Jacobson’s spouse is a co-trustee (and which shares are also reported as beneficially owned by the Mitchell L. Jacobson 2005 GRAT #2 Trust); and (d) 7,836,579 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 4 below. Mr. Jacobson disclaims beneficial ownership of 107,829 shares of Class A common stock, which are held by the trust, except to the extent of his pecuniary interest.
(4)	This number includes (a) 4,538,747 shares of Class B common stock owned directly by Mr. Jacobson; (b) 48,700 shares of Class B common stock held by a trust, of which Mr. Jacobson is the settlor and Mr. Jacobson’s spouse is a co-trustee; (c) 1,339,178 shares of Class B common stock held by grantor retained annuity trusts, of which Mr. Jacobson is the settlor, sole annuitant and trustee; and (d) 1,909,954 shares of Class B common stock held by a trust of which Mr. Jacobson is the settlor and his spouse is a co-trustee (and which shares are also reported as beneficially owned by the Mitchell L. Jacobson 2005 GRAT #2 Trust). Mr. Jacobson disclaims beneficial ownership of 3,297,832 shares of Class B common stock, which are held by various trusts, except to the extent of his pecuniary interest.
(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., Carnegie Hall Tower, 152 West 57th Street, New York, New York 10019.
(6)	This number includes (a) 927 shares of Class A common stock held by a family charitable foundation, of which Ms. Gershwind Fiverson is a director, as to which shares Ms. Gershwind Fiverson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Mr. Gershwind and Ms. Bennett); and (b) 2,501,648 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 7 below.
(7)	This number includes (a) 1,772,241 shares of Class B common stock owned directly by Ms. Gershwind Fiverson; and (b) 729,407 shares of Class B common stock held by grantor retained annuity trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee. Ms. Gershwind Fiverson disclaims beneficial ownership of 729,407 of the shares of Class B common stock, which are held by various trusts, except to the extent of her pecuniary interest.
(8)	This number includes (a) 117,197 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 30, 2015 or exercisable within 60 days of October 30, 2015; (b) 14,754 unvested restricted shares of Class A common stock over which Mr. Gershwind has voting rights but which are subject to restrictions on transfer; (c) 149,184 shares of Class A common stock held by family charitable foundations, of which Mr. Gershwind is a director, as to which shares Mr. Gershwind has shared voting and dispositive power (and for which 148,257 shares are also reported as beneficially owned by Mr. Jacobson and 927 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Ms. Bennett); and (d) 1,364,860 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 9 below.

(9)	This number includes 811,099 shares of Class B common stock owned directly by Mr. Gershwind; (b) 364,703 shares of Class B common stock held by grantor retained annuity trusts of which Mr. Gershwind is the settlor, sole annuitant and trustee; (c) 170,778 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is co-trustee and beneficiary, as to which shares Mr. Gershwind has shared voting and dispositive power; and (d) 18,280 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a trustee. Mr. Gershwind disclaims beneficial ownership of 553,761 shares of Class B common stock, which are held by various trusts, except to the extent of his pecuniary interest.
(10)	This number includes (a) 927 shares of Class A common stock held by a family charitable foundation, of which Ms. Bennett is a director, as to which shares Ms. Bennett has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Mr. Gershwind); and (b) 1,084,860 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 11 below.
(11)	This number includes (a) 531,099 shares of Class B common stock owned directly by Ms. Bennett; (b) 364,703 shares of Class B common stock held by grantor retained annuity trusts of which Ms. Bennett is the settlor, sole annuitant and trustee; (c) 170,778 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a co-trustee; and (d) 18,280 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a trustee. Ms. Bennett disclaims beneficial ownership of 553,761 shares of Class B common stock, which are held by various trusts, except to the extent of her pecuniary interest.
(12)	This number includes 1,909,954 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 13 below.
(13)	This number includes 1,909,954 shares owned directly by the trust (which shares are also reported as beneficially owned by Mr. Jacobson).
(14)	Based on information supplied by JPMorgan Chase & Co. in an amended Schedule 13G filed with the SEC on January 15, 2015. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017. JPMorgan Chase & Co. is deemed to have sole voting power over 2,367,342 of these shares, shared voting power over 51 of these shares, sole dispositive power over 2,443,994 of these shares and shared dispositive power over 119 of these shares.
(15)	Based on information supplied by Janus Capital Management LLC in a Schedule 13G filed with the SEC on February 18, 2015. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.
(16)	Based on information supplied by The Vanguard Group in an amended Schedule 13G filed with the SEC on February 11, 2015. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355. The Vanguard Group is deemed to have sole voting power over 33,662 of these shares, sole dispositive power over 3,305,190 of these shares and shared dispositive power over 29,662 of these shares.
(17)	Based on information supplied by BlackRock, Inc. in an amended Schedule 13G filed with the SEC on January 29, 2015. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. BlackRock, Inc. is deemed to have sole voting power over 3,209,410 of these shares and sole dispositive power over 3,353,162 of these shares.
(18)	Based on information supplied by Select Equity Group, L.P. (“Select LP”) in a Schedule 13G filed with the SEC on February 13, 2015. Mr. George S. Loening (“Loening”), the majority owner of Select LP and the managing member of its general partner joined in this filing. The address of Select LP and Loening is 380 Lafayette Street, 6th Floor, New York, NY 10003.

Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747. All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A common stock			Class B common stock			Percent Voting Power(1)
	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class
Mitchell Jacobson	8,210,332	(2)	14.6%	7,836,579	(3)	58.9%	43.4%
Erik Gershwind	1,707,702	(4)	3.4%	1,364,860	(5)	10.3%	7.7%
David Sandler	106,415	(6)	*	—		—	*
Jonathan Byrnes	8,975	(7)	*	—		—	*
Roger Fradin	33,189	(8)	*	—		—	*
Louise Goeser	11,189	(9)	*	—		—	*
Michael Kaufmann	571	(10)	*	—		—	*
Denis Kelly	9,096	(11)	*	—		—	*
Steven Paladino	571	(12)	*	—		—	*
Philip Peller	15,228	(13)	*	—		—	*
Kari Heerdt	6,796	(14)	*	—		—	*
Rustom Jilla	8,102	(15)	*	—		—	*
Douglas Jones	83,374	(16)	*	—		—	*
Jeffrey Kaczka	4,696		*	—		—	*
Thomas Cox	2,554	(17)	*	—		—	*
All directors, nominees for director and executive officers as a group (15 persons)	10,348,097	(18)	17.9%	9,201,439	(19)	69.2%	51.3%

*	Less than 1%
(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 30, 2015 or are exercisable within 60 days of October 30, 2015 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	See footnote 3 to the Security Ownership of Certain Beneficial Owners table, located on page 67 of this proxy statement.
(3)	See footnote 4 to the Security Ownership of Certain Beneficial Owners table, located on page 67 of this proxy statement.
(4)	See footnote 8 to the Security Ownership of Certain Beneficial Owners table, located on page 68 of this proxy statement.
(5)	See footnote 9 to the Security Ownership of Certain Beneficial Owners table, located on page 68 of this proxy statement.
(6)	Includes 89,710 shares held by grantor retained annuity trusts, of which Mr. Sandler is the settlor and sole annuitant and Mr. Sandler’s wife is the trustee. Mr. Sandler disclaims beneficial ownership of the shares held by such trusts, except to the extent of his pecuniary interest.

(7)	Includes 2,196 unvested restricted shares of Class A common stock over which Dr. Byrnes has voting rights but which are subject to restrictions on transfer.
(8)	Includes 2,196 unvested restricted shares of Class A common stock over which Mr. Fradin has voting rights but which are subject to restrictions on transfer.
(9)	Includes 2,196 unvested restricted shares of Class A common stock over which Ms. Goeser has voting rights but which are subject to restrictions on transfer.
(10)	Includes 571 unvested restricted shares of Class A common stock over which Mr. Kaufmann has voting rights but which are subject to restrictions on transfer.
(11)	Includes 2,196 unvested restricted shares of Class A common stock over which Mr. Kelly has voting rights but which are subject to restrictions on transfer. Also includes 500 shares held in a joint account over which Mr. Kelly’s wife has shared voting and investment power.
(12)	Includes 571 unvested restricted shares of Class A common stock over which Mr. Paladino has voting rights but which are subject to restrictions on transfer.
(13)	Includes 2,196 unvested restricted shares of Class A common stock over which Mr. Peller has voting rights but which are subject to restrictions on transfer. Also includes 13,032 shares held by an irrevocable trust, of which Mr. Peller is the settlor, Mr. Peller’s daughter is the sole trustee, and Mr. Peller’s wife is the beneficiary.
(14)	Includes 3,356 shares of Class A common stock issuable upon the exercise by Ms. Heerdt of stock options that are exercisable as of October 30, 2015 or exercisable within 60 days of October 30, 2015. Also includes 3,023 unvested restricted shares of Class A common stock over which Ms. Heerdt has voting rights but which are subject to restrictions on transfer.
(15)	Includes 7,102 unvested restricted shares of Class A common stock over which Mr. Jilla has voting rights but which are subject to restrictions on transfer. Also includes 1,000 shares held in a joint account over which Mr. Jilla’s wife has shared voting and investment power.
(16)	Includes 66,353 shares of Class A common stock issuable upon the exercise by Mr. Jones of stock options that are exercisable as of October 30, 2015 or exercisable within 60 days of October 30, 2015. Also includes 6,803 unvested restricted shares of Class A common stock over which Mr. Jones has voting rights but which are subject to restrictions on transfer.
(17)	Includes 2,554 unvested restricted shares of Class A common stock over which Mr. Cox has voting rights but which are subject to restrictions on transfer.
(18)	Includes (a) 306,611 shares of Class A common stock issuable upon the exercise of stock options that are exercisable as of October 30, 2015 or exercisable within 60 days of October 30, 2015 and (b) 59,087 unvested restricted shares of Class A common stock over which the directors and executives have voting rights but which are subject to restrictions on transfer. Also includes 9,201,439 shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Chairman of the Board, or Mr. Erik Gershwind, our President and Chief Executive Officer and a director of the company, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. See also footnotes 3 and 8 to the Security Ownership of Certain Beneficial Owners table, located on page 67 of this proxy statement.
(19)	Includes shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind. See also footnotes 4 and 9 to the Security Ownership of Certain Beneficial Owners table, located on pages 67 and 68 of this proxy statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of shareholders submitted under SEC Rule 14a-8 and intended for inclusion in our proxy statement for the annual meeting of shareholders in 2017 must be received by us no later than August 13, 2016. Any such shareholder proposals may be included in our proxy statement for the 2017 annual meeting of shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC. For shareholder proposals submitted outside the processes of SEC Rule 14a-8 which are not included in our proxy statement and which may properly be presented for consideration at our 2017 annual meeting of shareholders, and in accordance with SEC Rule 14a-4(c), the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than October 27, 2016. Shareholder proposals should be directed to our Corporate Secretary at MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

OTHER MATTERS

We will provide to each shareholder, without charge and upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended August 29, 2015 and any exhibit thereto. Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. If you are a registered shareholder, we urge you to vote promptly by Internet, by telephone or by dating, signing and mailing a printed proxy card. If you are a beneficial shareholder, we urge you to vote promptly by following the instructions provided by your broker, bank, trustee or other nominee.

By Order of the Board of Directors,

Steve Armstrong
Senior Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 11, 2015

MSC Industrial Supply Co.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials and annual reports electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97797-P70836-Z66728 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MSC INDUSTRIAL DIRECT CO., INC.

The Board of Directors recommends a vote FOR the listed director nominees to serve for one-year terms:

Proposal No. 1: Election of Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01)	Mitchell Jacobson	06)	Louise Goeser
02)	David Sandler	07)	Michael Kaufmann
03)	Erik Gershwind	08)	Denis Kelly
04)	Jonathan Byrnes	09)	Steven Paladino
05)	Roger Fradin	10)	Philip Peller

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
Proposal No. 2: Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2016 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016.	☐	☐	☐
Proposal No. 3: Advisory Vote on Executive Compensation To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Authorized Signatures – Date and Sign Below – This section must be completed for your vote to be counted.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your complete title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10-K Wrap are available at www.proxyvote.com.

M97798-P70836-Z66728

Proxy - MSC INDUSTRIAL DIRECT CO., INC.

Thursday, January 21, 2016, 9:00 a.m.
Hilton Long Island/Huntington
598 Broad Hollow Road
Melville, NY 11747

ANNUAL MEETING OF SHAREHOLDERS – JANUARY 21, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of John Chironna and Steve Armstrong as the undersigned's proxy, with full power of substitution, to vote all shares of common stock of MSC Industrial Direct Co., Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Shareholders of the Company to be held on Thursday, January 21, 2016 at 9:00 a.m., local time, at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the Proxies named above and each of them are specifically directed to vote as indicated on the reverse side.

The undersigned, if a participant in the MSC Industrial Direct Co., Inc. 401(k) Plan, directs T. Rowe Price Trust Company, Directed Trustee, to vote all shares of Class A common stock of the Company allocated to his or her account, as specified on the reverse side, at the 2016 Annual Meeting of Shareholders, including any continuation of the meeting caused by any adjournments or postponements of the meeting.

All shares of our common stock registered in your name and/or held for your benefit in the plan described above are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the shareholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted "FOR" each of the director nominees listed in Proposal No. 1 and "FOR" Proposals Nos. 2 and 3. Regarding the MSC Industrial Direct Co., Inc. 401(k) Plan, if an unsigned direction card or a properly signed direction card without choices marked is returned, or no direction card is received, the shares represented by those direction cards will not be voted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournments or postponements of the meeting.

Only shareholders of record at the close of business on December 2, 2015 are entitled to notice of and to vote at the 2016 Annual Meeting of Shareholders and at any adjournments or postponements thereof.

All shareholders are cordially invited to attend the 2016 Annual Meeting of Shareholders. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder (other than a participant in the MSC Industrial Direct Co., Inc. 401(k) Plan) attending the meeting may vote in person even if he or she has already returned a proxy.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE